UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

PRIDE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 9, 2008

To Our Stockholders:

On behalf of your board of directors and management, we are pleased to invite you to attend the annual meeting of stockholders of Pride International, Inc., which will be held at 9:00 a.m., Houston time, on May 19, 2008, at The Granduca Hotel, 1080 Uptown Park Boulevard, Houston, Texas 77056.

At this meeting, we will ask you to elect eight directors to serve one-year terms, to approve our Amended and Restated 2004 Directors’ Stock Incentive Plan, and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008. The meeting also will provide us an opportunity to review with you our business and affairs during 2007.

Registration will begin at 8:30 a.m. Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Please bring picture identification, such as a driver’s license or passport, and if you hold your shares in brokerage accounts, a copy of a brokerage statement reflecting stock ownership as of the record date. Please keep in mind that cameras, recording devices and other electronic devices are not permitted at the meeting.

Whether or not you plan to attend the annual meeting, please sign, date and return the proxy card in the accompanying envelope. Your vote is important no matter how many shares you own. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

We look forward to seeing you at the meeting.

Sincerely,

LOUIS A. RASPINO
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
To Be Held on May 19, 2008

This proxy statement, along with our annual report on Form 10-K for the year ended December 31, 2007 and the 2007 annual report to stockholders, are available free of charge at the following website: www.prideinternational.com.

PRIDE INTERNATIONAL, INC.

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 19, 2008

The Annual Meeting of Stockholders of Pride International, Inc. will be held at The Granduca Hotel, 1080 Uptown Park Boulevard, Houston, Texas 77056 on May 19, 2008, at 9:00 a.m., Houston time, for the following purposes:

Proposal 1.	To elect eight directors to serve for terms of one year.

Proposal 2.	To approve our Amended and Restated 2004 Directors’ Stock Incentive Plan.

Proposal 3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008.

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.

The board of directors has established March 31, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. For a period of 10 days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at our executive offices for inspection by stockholders during ordinary business hours for proper purposes.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy card and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By order of the Board of Directors

W. Gregory Looser
Secretary

April 9, 2008
5847 San Felipe, Suite 3300
Houston, Texas 77057

PRIDE INTERNATIONAL, INC.
5847 San Felipe, Suite 3300
Houston, Texas 77057

PROXY STATEMENT
FOR
2008 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2008 Annual Meeting of Stockholders of Pride to be held on May 19, 2008, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting.

All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the approval of our Amended and Restated 2004 Directors’ Stock Incentive Plan and the ratification of the appointment of our independent registered public accounting firm, stockholders may vote for or against each proposal or may abstain from voting. Stockholders should vote their shares on the enclosed proxy card. If no choice is indicated, proxies that are signed and returned will be voted “FOR” the election of all director nominees, the approval of our Amended and Restated 2004 Directors’ Stock Incentive Plan and the ratification of the appointment of the independent registered public accounting firm.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting. Such proxies, together with this proxy statement and our 2007 annual report, are first being sent to stockholders on or about April 9, 2008.

QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES

The board of directors has established March 31, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the record date, 167,314,508 shares of common stock were outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock at the annual meeting is necessary to constitute a quorum.

The eight nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. Our Amended and Restated 2004 Directors’ Stock Incentive Plan is subject to the approval of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter, provided that the total votes cast on the proposal (including abstentions) represent a majority of the shares of common stock entitled to vote on the proposal. The ratification of the appointment of our independent registered public accounting firm is subject to the approval of a majority of the votes cast on the matter.

Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present with respect to that question, even though those shares are considered present for quorum purposes and may be entitled to vote on other questions.

Because the approval of our Amended and Restated 2004 Directors’ Stock Incentive Plan requires the approval of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter, abstentions will have the same effect as votes against the proposal. Broker non-votes, on the other hand, will not affect the outcome of the voting, except that they could prevent the total votes cast with respect to the proposal from representing a majority of the shares entitled to vote on the proposal, in which event the plan would not be approved. Because the ratification of the appointment of our registered independent accounting firm requires the approval of a majority of the votes cast, abstentions and broker non-votes will not affect the outcome of the voting on that proposal.

Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the annual meeting by (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date or (3) attending the annual meeting and voting in person. Attendance by a stockholder at the annual meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

COST AND METHOD OF PROXY SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, facsimile or telegram or in person. We will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of our common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so. In addition, we have engaged Georgeson Shareholder Communications to assist in the solicitation of proxies for a fee of $10,000 plus reimbursement of certain out-of-pocket expenses.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

The board of directors has nominated the eight people listed below for election as directors, each to serve until the next annual meeting of stockholders or until his successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors in its discretion may designate a substitute nominee. If you have filled out the accompanying proxy card, your vote will be cast for the substitute nominee.

David B. Robson, a director since our acquisition of Marine Drilling Companies, Inc. in September 2001, is retiring from our board of directors effective as of the annual meeting and is therefore not standing for re-election as a director. The board of directors has reduced the size of the board from nine to eight directors effective at the annual meeting.

Nominees for Election

Each of the nominees for director has been approved by the board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, for submission to the stockholders. Set forth below is the current principal occupation (which, unless otherwise indicated, has been his principal occupation during the last five years), age and other information for each nominee:

David A. B. Brown, 64, became Chairman of the Board in May 2005 and became a director in September 2001 in connection with our acquisition of Marine. Mr. Brown was a director of Marine from June 1995 until September 2001. Mr. Brown is currently Chairman of Layne Christensen Company. Mr. Brown served as President of The Windsor Group, Inc., a strategy consulting firm, from 1984 until 2005. Mr. Brown was Chairman of the Board of the Comstock Group, Inc. from 1988 to 1990. Mr. Brown is also a director of EMCOR Group, Inc.

Kenneth M. Burke, 59, became a director in December 2006. Mr. Burke is a retired partner of Ernst & Young L.L.P. During his 31-year career with Ernst & Young, Mr. Burke held various positions including the National Director of Energy Services, Managing Partner of Assurance and Advisory Business Services for the Gulf Coast Area and Coordinating Partner for Energy and Oilfield Service Companies. Mr. Burke is also a director of Trico Marine Services, Inc.

Archie W. Dunham, 69, became a director in May 2005. Mr. Dunham was Chairman of ConocoPhillips from August 2002, following the merger of Conoco Inc. and Phillips Petroleum Company, until his retirement in September 2004. He was Chairman of Conoco from August 1999 to August 2002, and President and Chief Executive Officer of Conoco from January 1996 to August 2002. He was an Executive Vice President of E.I. du Pont de Nemours and Company, Conoco’s former parent, from 1995 to October 1998. Mr. Dunham is also a director of Louisiana Pacific Corporation and Union Pacific Corporation.

David A. Hager, 51, became a director in February 2008. Mr. Hager was Chief Operating Officer of Kerr-McGee Corporation from July 2005 until his retirement in August 2006, following the merger of Kerr-McGee and Anadarko Petroleum Corporation. Mr. Hager held various other positions at Kerr-McGee, including Senior Vice President (oil and gas exploration and production) from March 2003 until July 2005, Vice President of Exploration and Production from 2002 until March 2003, Vice President of Gulf of Mexico and Worldwide Deepwater Exploration and Production from 2001 until 2002, Vice President of Worldwide Deepwater Exploration and Production from October 2000 until 2001, Vice President of International Operations from April 2000 until October 2000 and Vice President of Gulf of Mexico Operations from 1999 until April 2000. Prior thereto, he held various positions with Mobil Oil Corporation and Sun Oil Company. Mr. Hager is also a director of Devon Energy Corporation. Mr. Hager’s appointment as a director of Pride in February 2008 was recommended to the Nominating and Corporate Governance Committee by a third-party search firm engaged by the committee.

Francis S. Kalman, 60, became a director in October 2005. Mr. Kalman served as Executive Vice President of McDermott International, Inc. from February 2002 until February 2008 and as Chief Financial Officer from February 2002 until April 2007. From March 2000 to February 2002, he was Senior Vice President and Chief Financial Officer of Vector ESP, Inc. From April 1999 to March 2000, he was a principal of Pinnacle Equity Partners, LLC. From February 1998 to April 1999, he was Executive Vice President and Chief Financial Officer of Chemical Logistics Corporation. From May 1996 to September 1997, he was Senior Vice President and Chief Financial Officer of Keystone International, Inc.

Ralph D. McBride, 62, became a director in September 1995. Mr. McBride has been a partner with the law firm of Bracewell & Giuliani LLP in Houston, Texas, since 1980. Bracewell & Giuliani LLP provides legal services to us from time to time. The fees paid by our company to Bracewell & Giuliani in 2007 comprised approximately 0.3% of the law firm’s total revenue for 2007.

Robert G. Phillips, 53, became a director in October 2007. From February 2005 until June 2007, Mr. Phillips served as President and Chief Executive Officer of the general partner of Enterprise Products Partners L.P., a publicly traded North American provider of midstream energy services to producers and consumers of natural gas, natural gas liquids and crude oil, and from September 2004 until February 2005, he served as Chief Operating Officer of the general partner of Enterprise. From 1999 to 2004, Mr. Phillips served as Chief Executive Officer of the general partner of GulfTerra Energy Partners, L.P. prior to its acquisition by Enterprise, and, for more than five years prior to 2004, he held numerous management positions with El Paso Corporation and its affiliated companies, including President of El Paso Field Services Company. Mr. Phillips’ appointment as a director of Pride in October 2007 was recommended to the Nominating and Corporate Governance Committee by a third-party search firm engaged by the committee.

Louis A. Raspino, 55, was named President, Chief Executive Officer and a director in June 2005. He joined us in December 2003 as Executive Vice President and Chief Financial Officer. From July 2001 until December 2003, he served as Senior Vice President, Finance and Chief Financial Officer of Grant Prideco, Inc. From February 1999 until March 2001, he held various senior financial positions, including Vice President of Finance for Halliburton Company. From October 1997 until July 1998, he was a Senior Vice President at Burlington Resources, Inc. From 1978 until its merger with Burlington Resources, Inc. in 1997, he held a variety of increasingly responsible positions at Louisiana Land and Exploration Company, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer. Mr. Raspino also is a director of Dresser-Rand Group Inc.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the eight nominees receiving the greatest number of votes cast will be elected as directors. Your board of directors unanimously recommends a vote “FOR” election of the aforementioned eight director nominees.

Corporate Governance

Corporate Governance Guidelines.  The board of directors has established Corporate Governance Guidelines to assist the board in the exercise of its responsibilities under applicable law and the listing standards of the New York Stock Exchange. The Guidelines provide a framework for our company’s governance and the board’s activities, covering such matters as determining director independence, director orientation and continuing education, director responsibilities, director access to management, annual evaluations of the board and other corporate governance practices and principles. The Guidelines are available on our website at www.prideinternational.com under “Corporate Governance” in the “Investors Relations” section. In addition, the Guidelines, as well as our Code of Business Conduct and Ethical Practices and the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, are available in print to any investor requesting a copy. Requests should be directed to our Investor Relations Department.

Director Independence.  It is the policy of the board that a substantial majority of the members of the board of directors, and all of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, qualify as “independent directors” in accordance with the listing standards of the New York Stock Exchange. In addition, it is the policy of the board that all the members of the Audit Committee also satisfy the criteria for independence under applicable provisions of the Securities Exchange Act of 1934 and applicable SEC rules. No director is considered independent unless the board affirmatively determines that he or she has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. The board has adopted categorical standards for director independence set forth in the Corporate Governance Guidelines to assist it in making independence determinations. The categorical standards are attached as Appendix A to this proxy statement. The categorical standards are reviewed periodically by the Nominating and Corporate Governance Committee.

The board considers all relevant facts and circumstances in making independence determinations. The board has determined that each current director’s and director nominee’s relationship with us, with the exception of Mr. Raspino, falls within the categorical standards and that all of the current directors and nominees, except Mr. Raspino, satisfy the independence standards of the New York Stock Exchange and our categorical standards. Mr. Raspino, our President and Chief Executive Officer, is employed by us. The board also determined in 2006 that J.C. Burton, a director who retired from the board at the 2007 annual meeting of stockholders, satisfied the independence standards of the New York Stock Exchange and our categorical standards.

Code of Business Conduct and Ethical Practices.  All of our directors and employees must act ethically at all times and in accordance with the policies comprising our Code of Business Conduct and Ethical Practices. The Code is a reaffirmation that we expect all directors and employees to uphold our standards of honesty, integrity, ethical behavior and compliance with the law and to avoid actual or apparent conflicts of interest between their personal and professional affairs. Directors and employees are obligated to promptly report any good faith concerns or problems or any actual or suspected violations of the Code. The Code establishes procedures for the confidential and anonymous reporting of a violation of the Code. We prohibit any form of retaliation against any director or employee for reporting, in good faith, suspected violations of the Code. The Code is available on our website at www.prideinternational.com as described above.

Accounting and Auditing Concerns.  The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Details regarding these procedures can be found on our website at www.prideinternational.com.

Executive Sessions.  The non-management directors meet regularly in executive session without management participation after non-telephonic board meetings and at times meet in executive session after telephonic board meetings. In addition, our Corporate Governance Guidelines provide that, if the group of non-management directors includes a director who is not independent under New York Stock Exchange listing standards, the independent directors will meet in executive session at least once annually. Currently, the director who presides at these meetings is the Chairman of the Board. Our Corporate Governance Guidelines provide that, if the Chairman ceases to be independent, then the presiding director will be chosen by a vote of the non-management directors or independent directors, as the case may be.

Communication with the Board.  Stockholders and other interested parties may make their concerns known confidentially to the board of directors or the non-management directors by submitting a communication in an envelope addressed to the “Board of Directors,” a specifically named non-management director or the “Non-Management Directors” as a group, in care of the Secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified non-management director or the non-management directors as a group.

Stock Ownership Guidelines for Directors.  The board has adopted stock ownership guidelines for directors under which each director is expected to own not less than 5,000 shares of common stock. Unvested shares of restricted stock and restricted stock units are included in the total, but shares that may be acquired upon exercise of unexercised stock options are excluded. Each director is expected to attain such minimum level of stock ownership by the later of (1) the sixth anniversary of the effective date of the initial election or appointment of such person as a director and (2) May 12, 2007, which was the second anniversary of board approval of these stock ownership guidelines. Each of our directors, other than Mr. Hager who was appointed in February 2008, currently exceeds the ownership guidelines. For information regarding our stock ownership guidelines for executive officers, please read “Compensation Discussion and Analysis — Stock Ownership Guidelines.”

Organization of the Board of Directors

The board of directors is responsible for oversight of our business and affairs. To assist it in carrying out its duties, the board has delegated certain authority to a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. During 2007, the board of directors held 21 meetings. Each current director attended at least 75% of the total number of meetings of the board of directors and of the committees of the board on which he served that were held during the term of his service on the board and its committees. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are expected to attend annual meetings of our stockholders. With the exception of Mr. Phillips, who became a director in October 2007, and Mr. Hager, who became a director in February 2008, all of our current directors attended the 2007 annual meeting.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists of Messrs. Brown, Kalman and McBride (Chairman). The board of directors has determined that the members of the committee are independent under applicable New York Stock Exchange listing standards. The committee is responsible for identifying and recommending candidates to fill vacancies on the board of directors and for election by the stockholders, recommending committee assignments for directors to the board of directors, monitoring and assessing the performance of the board of directors and individual non-employee directors, reviewing compensation received by directors for service on the board of directors and its committees and developing and recommending to the board of directors appropriate corporate governance policies, practices and procedures for us. The committee held seven meetings during 2007. The charter of the committee is available on our website at www.prideinternational.com as described above.

In assessing the qualifications of prospective nominees to the board of directors, the Nominating and Corporate Governance Committee considers each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of our company and our stockholders. An appropriate mix of backgrounds and skills is sought when considering prospective nominees.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the committee, the stockholder should submit the recommendation in writing to the Chairman, Nominating and Corporate Governance Committee, in care of the Secretary, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057. The recommendation should contain the following information:

•	the name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;

•	the principal occupation or employment of the nominee;

•	the number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and

•	any other information the stockholder may deem relevant to the committee’s evaluation.

Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources.

Audit Committee.  The Audit Committee currently consists of Messrs. Burke, Dunham, Kalman (Chairman) and Phillips. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Securities Exchange Act of 1934 and the New York Stock Exchange listing standards. The board of directors also has determined that all members of the Audit Committee are financial experts as defined by applicable SEC rules. The committee’s purpose is to assist the board of directors in overseeing (a) the integrity of our financial statements, (b) the compliance by us with legal and regulatory requirements, (c) the independence, qualifications and performance of our independent auditors and (d) the performance of our internal audit function. The committee held eight meetings during 2007. The board of directors has adopted a written charter for the Audit Committee, which is available on our website at www.prideinternational.com as described above.

Compensation Committee.  The Compensation Committee currently consists of Messrs. Burke, Dunham and Robson (Chairman). Following the annual meeting, Mr. Dunham is expected to assume the position of Chairman. The board of directors has determined that the members of the committee are independent under applicable New York Stock Exchange listing standards. The committee’s purpose is (a) to review and approve the compensation of our executive officers and other key employees, (b) to evaluate the performance of the CEO and to oversee the performance evaluation of senior management, (c) to administer and make recommendations to the board of directors with respect to our incentive-compensation plans, equity-based plans and other compensation benefit plans and (d) to produce a compensation committee report and assist management with the preparation of the compensation discussion and analysis as required by the SEC for inclusion in the annual proxy statement. The committee may delegate certain authority to a subcommittee of its members. The committee held nine meetings during 2007. The charter of the committee is available on our website at www.prideinternational.com as described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than ten percent of any class of equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish us with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us during the year ended December 31, 2007 and written representations from our officers and directors, all Section 16(a) reports applicable to our officers and directors and any beneficial owners of ten percent or more of a class of equity securities were filed on a timely basis, except as follows: one Form 4 that reported a disposition to us of shares for tax purposes upon the vesting of previously awarded restricted stock for Kevin Robert was filed late and a line item reporting Robert Phillips’ ownership of our convertible senior notes was omitted from his Form 3.

SECURITY OWNERSHIP

The following table sets forth information as of March 31, 2008 with respect to the beneficial ownership of our common stock by (1) each of our stockholders who is known by us to be a beneficial owner of more than 5% of our common stock, (2) our directors and director nominees and the persons named in the “Summary Compensation Table” below and (3) all of our current executive officers and directors as a group. Unless otherwise indicated, all of such stock is owned directly, and the indicated person or entity has sole voting and investment power.

	Number of Shares
Name and Address	Beneficially Owned(1)	Percent of Class

Wellington Management Company, LLP(2) 75 State Street Boston, Massachusetts 02109	17,608,806	10.5%
FMR Corp(3) 82 Devonshire Street Boston, Massachusetts 02109	15,659,923	9.4%
SKAGEN Funds (Stavanger Fondsforvaltning AS)(4) P.O. Box 160, N-4001 Stavanger Norway	15,053,900	9.0%
Lonnie D. Bane	151,302	*
David A.B. Brown	92,952	*
Kenneth M. Burke	16,410	*
Archie W. Dunham	30,930	*
Rodney W. Eads	164,542	*
David A. Hager	—	*
Francis S. Kalman	30,930	*
W. Gregory Looser	181,652	*
Ralph D. McBride	78,455	*
Robert G. Phillips(5)	5,679	*
Louis A. Raspino	727,261	*
David B. Robson	78,845	*
Brian C. Voegele	99,096	*
K. George Wasaff(6)	—	*
All current executive officers and directors as a group (14 persons)	1,736,693	1.0%

*	Less than 1% of issued and outstanding shares of our common stock.

(1)	The number of shares beneficially owned by the directors, director nominees and executive officers listed in the table includes shares that may be acquired within 60 days of March 31, 2008 by exercise of stock options as follows: Mr. Bane — 86,619; Mr. Brown — 65,950; Mr. Burke — 8,400; Mr. Dunham — 20,200; Mr. Eads — 78,375; Mr. Hager — none; Mr. Kalman — 20,200; Mr. Looser — 121,082; Mr. McBride — 56,500; Mr. Phillips — none; Mr. Raspino — 459,769; Mr. Robson — 59,000; Mr. Voegele — 42,400; Mr. Wasaff — none; and all current executive officers and directors as a group — 1,055,101.

(2)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2008 by Wellington Management Company, LLP (“Wellington”), an investment adviser. Wellington reports shared voting power over 16,660,406 shares and shared dispositive power over 17,608,806 shares that are held of record by clients of Wellington.

(3)	Based solely on an amendment to Schedule 13G/A filed with the SEC on February 14, 2008 by FMR LLC, on behalf of itself and Mr. Edward C. Johnson III, chairman of FMR LLC. Includes 13,222,482 shares beneficially owned by Fidelity Management & Research (“Fidelity”), a wholly owned subsidiary of FMR LLC, which acts as an investment adviser to various registered investment companies (the “Fidelity Funds”), 541 shares beneficially owned by Strategic Advisers, Inc., a wholly owned subsidiary of FMR LLC, which acts as an investment adviser to individuals, 838,400 shares beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), a wholly owned subsidiary of FMR LLC, which acts as an investment manager of institutional accounts owning such shares, and 1,598,500 shares beneficially owned by Fidelity International Limited (“FIL”). Each of Mr. Johnson and FMR LLC, through his or its control of Fidelity, and the Fidelity Funds has sole dispositive power with respect to 13,222,482 shares and, through the control of PGATC, has sole dispositive power with respect to 838,400 shares and sole voting power with respect to 731,100 shares. Each of the Fidelity Funds’ boards of trustees has sole voting power over the shares held by each fund. Members of Mr. Johnson’s family, who together own approximately 49% of the voting power of FMR LLC and are party to a shareholders’ agreement, may be deemed to be part of a controlling group with respect to FMR LLC. Partnerships controlled by members of Mr. Johnson’s family or trusts for their benefit, which together own approximately 47% of the voting power of FIL, may be deemed to be part of a controlling group with respect to FIL. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that their shares need not be aggregated for purposes of Section 13(d).

(4)	Based solely on a Schedule 13D filed with the SEC on August 30, 2007 by SKAGEN Funds (Stavanger Fondsforvaltning AS), a Norwegian investment company that has eleven mutual funds under management holding the shares for investment purposes. The investment director of the funds is J. Kristoffer C. Stensrud, a citizen of Norway. The Schedule 13D did not specify the nature of the reporting person’s voting and dispositive power with respect to the shares.

(5)	The number of shares beneficially owned by Mr. Phillips includes 389 shares issuable upon conversion of our 3.25% Senior Convertible Notes due 2033 within 60 days of March 31, 2008. The notes are currently convertible into shares of common stock at a conversion rate of 38.9045 shares per $1,000 principal amount (equal to a conversion price of $25.704), subject to adjustment. Upon conversion, we will have the right to deliver, in lieu of shares of common stock, cash or a combination of cash and common stock.

(6)	Mr. Wasaff’s beneficial ownership in the table above is reported as of September 14, 2007, the date of Mr. Wasaff’s separation from our company.

CONFLICTS OF INTEREST AND RELATED PERSON TRANSACTIONS

Pursuant to our Code of Business Conduct and Ethical Practices, employees, officers and directors must not engage, or give the appearance of engaging, in any activity involving a conflict of interest, or a reasonably foreseeable conflict of interest, between their personal interests and our interests. The Code requires that any employee, officer or director who is uncertain whether a particular set of circumstances constitutes a conflict of interest seek appropriate, before-the-fact guidance from our Chief Compliance Officer.

Further, our Corporate Governance Guidelines provide that where an actual or potential conflict of interest involving a director develops, the director should report the matter immediately to the chairman of the Nominating and Corporate Governance Committee for evaluation. A significant and potentially ongoing conflict must be resolved or the director should resign. Also, if a director has a personal or business interest in a matter that is before the board of directors, the director must disclose the interest to the chairman of the board and, if appropriate, recuse himself from participation in the related deliberations and abstain from voting on the matter.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis should be read in conjunction with “Executive Compensation” included elsewhere in this proxy statement. In this Compensation Discussion and Analysis, “named executive officers” refers to our executive officers named in the Summary Compensation Table below who were executive officers on December 31, 2007.

Executive Compensation Philosophy

Our executive compensation program is designed to achieve three objectives. First, it is designed to align the interests of our executives with those of our stockholders. Second, it is designed to retain and motivate executives who serve our stockholders’ interests. Third, it is designed to attract talented external candidates when vacancies arise.

Alignment of Interests

Our executive compensation program is based on the principle that an employee is likeliest to serve the interests of our stockholders when his or her own interests are aligned with our stockholders’ interests. Our hiring practices are designed to identify candidates who have a demonstrated ability and desire to serve the interests of our stockholders. Our executive compensation program, however, acknowledges that hiring talented candidates is not sufficient to maximize the performance of those candidates. Rather, employees, including executives, should have financial incentives to serve the interests of our stockholders. We believe that the most effective way to unify the interests of our executives and our stockholders is to pay a significant amount of total compensation through annual incentive awards, which create incentives for meeting annual performance targets, and long-term stock-based incentive compensation, which focuses executives on the longer-term performance of our company.

Retention

Our executive compensation program is also based on the principle that executives who are serving the interests of our stockholders should be retained and incentivized to continue serving those interests. Given their qualifications, experience and professionalism, our executives, as well as the non-executive members of our management team who may be candidates for executive positions in the future, are highly marketable. Opportunities for alternative employment frequently arise, and our executive compensation program is designed to retain our executives in light of these other opportunities.

Attracting Candidates

Finally, our executive compensation program is based on the principle that highly qualified candidates seek the best available opportunities, from both a professional and a financial standpoint. Our program seeks to provide compensation that is competitive in relation to alternatives in the markets in which we compete for executives. This aspect of the program has been instrumental in our efforts to fill vacancies over the last three years. We expect it to continue to be instrumental in the event that future vacancies arise.

Administration of Executive Compensation Program

Our executive compensation program is administered by the Compensation Committee of our board of directors. The specific duties and responsibilities of the Compensation Committee are described in this proxy statement under “Organization of the Board of Directors — Compensation Committee.” The Compensation Committee engages an outside consultant with respect to executive compensation matters. The primary role of the compensation consultant is to provide to the Compensation Committee market data and information regarding compensation trends in our industry and to make recommendations regarding the design of our incentive program. In 2006, the Compensation Committee retained Towers Perrin as its compensation consultant. In May 2007, as part of its periodic review of our compensation program, the Compensation Committee retained a new compensation consultant, Frederic W. Cook & Co., Inc. Our management does not direct or oversee the retention or activities of the compensation consultant with respect to our executive compensation program and did not engage Towers Perrin or Frederic W. Cook in any other capacity while they served as the compensation consultant for 2006 or 2007.

Louis A. Raspino, our President and Chief Executive Officer, W. Gregory Looser, our Senior Vice President and General Counsel, Lonnie D. Bane, our Senior Vice President — Human Resources, and Brady K. Long, our Chief Compliance Officer and Deputy General Counsel, support the Compensation Committee in performing its role with respect to administering our compensation program. The Compensation Committee, with input from the other non-management directors, conducts performance evaluations of Mr. Raspino, and Mr. Raspino conducts performance evaluations of our other executive officers and makes recommendations to the Compensation Committee regarding all aspects of their compensation. Messrs. Bane, Looser and Long act pursuant to delegated authority to fulfill various administrative functions of the Compensation Committee, such as coordinating the hiring process with respect to executives, providing legal and market updates to the Compensation Committee, and overseeing the documentation of equity plans and awards as approved by the Compensation Committee. No executive has the authority to establish or modify executive officer compensation, except with respect to certain perquisites as described below.

Overview of Compensation

Our executive compensation program generally consists of six components:

•	base salary;

•	annual cash incentive compensation;

•	long-term stock-based incentive compensation;

•	Supplemental Executive Retirement Plan;

•	severance and change in control arrangements; and

•	perquisites.

Annually, on the basis of the performance evaluations discussed above, the Compensation Committee conducts a review of each of base salary, annual cash incentive compensation and long-term stock-based incentive compensation, which we refer to as total direct compensation, with respect to each executive and makes adjustments, if any, to the preceding year’s levels. In determining compensation levels, the Compensation Committee seeks to position each element of each executive officer’s total direct compensation at a competitive level in relation to similar compensation paid to the executive’s peers, as described below.

For use in determining compensation for 2007, the Compensation Committee selected 11 companies against which to compare our executive compensation program. The following eight companies were selected because they either directly compete with us or have operations that are comparable to our operations: Diamond Offshore Drilling, Inc., ENSCO International Incorporated, GlobalSantaFe Corporation (which was acquired by Transocean Inc. in November 2007), Nabors Industries Ltd., Noble Corporation, Patterson-UTI Energy, Inc., Rowan

Companies, Inc., and Transocean Inc. The remaining three companies were selected to represent the broader oilfield services market in which we also compete for talent: Cameron International Corporation, Tidewater Inc., and Weatherford International Ltd. The Compensation Committee and the compensation consultant review the comparator group on an annual basis. Based on that review in 2007, the Compensation Committee and Frederic W. Cook modified the 2007 comparator group for 2008 to better reflect the current size of our company and our increased focus on offshore operations. For use in determining compensation for 2008, the Compensation Committee selected 15 companies against which to compare our executive compensation program. The following six companies were selected because they either directly compete with us or have operations that are comparable to our operations: Diamond Offshore Drilling, Inc., ENSCO International Incorporated, GlobalSantaFe Corporation, Noble Corporation, Rowan Companies, Inc., and Transocean Inc. The remaining nine companies were selected to represent the broader oilfield services market in which we also compete for talent: BJ Services Company, Cameron International Corporation, FMC Technologies, Inc., Grant Prideco, Inc., Hanover Compressor Company (which merged with Universal Compression Holdings, Inc. in August 2007 to form Exterran Partners, L.P.), National Oilwell Varco, Inc., Oceaneering International, Inc., Smith International, Inc. and Weatherford International Ltd. We refer to each group of companies collectively as our comparator group with respect to compensation for the applicable year. The Compensation Committee may elect to modify the group for future periods to reflect best practices in executive compensation or changes in our business or the business of other companies, in and outside the comparator group.

The compensation consultant also uses nationally recognized executive compensation surveys. These data are adjusted for company size (based on revenues) and individual job duties. The compensation survey data, in connection with the information from the comparator group, is collectively referred to as the comparison data. As part of the Compensation Committee’s review and determination of appropriate and competitive levels of compensation, it utilizes a summary of our competitive posture for each component of compensation. The summary is prepared by the compensation consultant and derived from two data sources.

•	The compensation consultant uses the compensation information provided in the proxy statements of the members of our comparator group to develop market compensation levels for our most highly compensated officers. The compensation consultant then compares the compensation of the named executive officers in our comparator group to our executive pay levels based on position and pay rank.

•	The compensation consultant also utilizes data from compensation surveys covering the oilfield services industry in which we participate to develop marketplace compensation levels for our executive officers. Our company’s revenues are in the median range of the survey participants’ revenues. The surveys include information regarding compensation of officers with similar roles and responsibilities as our officers.

The annual review of each executive’s total direct compensation is also designed to ensure that each component of that compensation is appropriate in view of the performance of the executive and our company, based on the annual performance evaluation discussed above. The review varies with the compensation component for which the evaluation is being performed, as described in greater detail below. Because each component is reviewed separately and compensation within each component is based on individual and company performance, the percentage of total direct compensation that each component comprises may vary by executive and by year. In 2007, the Compensation Committee reviewed total direct compensation to each executive, including an evaluation of the extent to which the executive compensation program’s objectives are being met with respect to the relative weighting of each component within the executive’s total direct compensation. The Compensation Committee expects to conduct this review on an annual basis.

The following table summarizes the relative size of the components of total direct compensation for 2007 for each of our named executive officers:

	Percentage of Total Direct
	Compensation for 2007
			Long-Term
	Base	Annual Cash	Stock-Based
Name	Salary	Incentive	Incentive

Louis A. Raspino	17.4%	24.0%	58.6%
Rodney W. Eads	20.6%	22.3%	57.1%
Brian C. Voegele	29.2%	24.3%	46.5%
W. Gregory Looser	24.7%	20.9%	54.4%
Lonnie D. Bane	25.5%	21.0%	53.5%

Similar to his peers in the comparator group, Mr. Raspino, our President and Chief Executive Officer, has a significantly broader scope of responsibilities at our company than the other named executive officers. The difference in compensation for Mr. Raspino described below primarily reflects these differing responsibilities as valued by the companies in the comparator group and, except as described below, does not result from the application of different policies or decisions with respect to Mr. Raspino.

Base Salary

The first component of the executive compensation program is base salary. The Compensation Committee seeks to position each executive around the 50th percentile of the individual’s peers based on the compensation data. The Compensation Committee believes this target percentile provides our executives with a competitive market rate for salaries paid to executives in our comparator group. The extent to which an executive’s base salary falls short of, or exceeds, the 50th percentile is determined subjectively by the Compensation Committee based on tenure, experience, prior base salary, the results of the annual evaluation and other factors. Executives, other than the Chief Executive Officer, are evaluated on the following criteria: leadership; initiative; relationship and team building; business sense; communication; vision and perspective; supervision; organizational savvy; ethical practices; and fiscal responsibility. The Chief Executive Officer is evaluated on similar criteria, with emphasis on ethical practices, relations with our board of directors, vision, strategy, leadership and professional skills. No single criterion is weighted more heavily than any other in this evaluation, as the Compensation Committee evaluates the executive’s overall performance and contributions to our company.

New salaries are effective from July 1 of each year to the following June 30. Effective July 1, 2007, our named executive officers received base salary increases ranging from 5% to 8%, with Mr. Raspino’s base salary increasing 6%. These increases reflect both a general increase in base salary in order to remain competitive with market salaries as well as the performance by our executives as determined by the annual evaluation process. Our named executive officers are being paid the following base salaries, effective July 1, 2007:

Name	Base Salary

Mr. Raspino	$900,000
Mr. Eads	$535,000
Mr. Voegele	$405,000
Mr. Looser	$382,000
Mr. Bane	$335,000

Annual Cash Incentive Compensation

The second component of the program is annual cash incentive compensation. The annual cash incentive is based on the achievement of company-wide objectives and personal objectives during the year, which are described in greater detail below. The Compensation Committee establishes a “target bonus” for each executive around the 50th percentile of the compensation data. The Compensation Committee believes this target percentile provides our executives with a competitive market rate for bonuses paid to executives in our comparator group. The target bonus percentage is applied to the total salary earned by the executive during the year to determine the total target bonus dollar opportunity for that executive. The bonus is to be paid upon the achievement of specified performance-based goals during the applicable year. For 2007, target bonuses for the named executive officers were as follows:

Target
Bonus
Name	Percentage

Mr. Raspino	90%
Mr. Eads	75%
Mr. Voegele	60%
Mr. Looser	55%
Mr. Bane	55%

At the beginning of each calendar year, the Compensation Committee analyzes our corporate objectives and, on that basis, determines the metrics by which the executive’s bonuses will be calculated for that year. Each metric is weighted by the Compensation Committee to reflect its relative importance for the year in question. In addition, the Chief Executive Officer sets his personal goals with the Compensation Committee, and each executive other than the Chief Executive Officer sets his own personal goals with the Chief Executive Officer, which are then subject to approval by the Compensation Committee. The extent to which the executive achieves those goals is itself a metric on which part of the bonus is based. To allow time for the Compensation Committee to complete its annual review of executive performance evaluations and compensation, and in light of other company-wide reporting and accounting obligations during the first quarter of each year, the target bonus percentages are established by the Compensation Committee during the second quarter of each year. However, the Compensation Committee establishes target bonus percentages without regard to company performance during the period of the year prior to action by the Compensation Committee, and bonuses are paid based on the achievement of the metrics for the entire calendar year. For 2007, the following metrics were established by the Compensation Committee:

		Target
Metric	Target	Weight

Earnings per share	$3.00	30%
Operating and general and administrative expense control	$828.6 million	15%
Operating efficiency	Not disclosed	10%
Working capital (DSO)	67 days	10%
Safety performance on a company-wide basis	1.05 TRIR	10%
Personal performance goals	Individual	25%

For 2007, the Compensation Committee determined that earnings per share was the most important financial measure upon which to evaluate executive officer performance with respect to payment of the annual cash incentive and, therefore, assigned the metric a weight of 30%. The Compensation Committee believes that earnings per share is a financial measure widely used by financial analysts and investors in evaluating our performance and that tying a significant portion of executive officer annual cash incentive compensation to this measure more closely aligns their interests with those of our stockholders. The target earnings per share for 2007 was $3.00.

The Compensation Committee determined that control of operating and general and administrative expense was important to our company in 2007, reflecting our long-standing commitment to cost control. This metric was weighted at 15%. The target for cost control was to have operating and general and administrative expense, in each case excluding depreciation and amortization, rig-based labor cost and other expense items determined by the Compensation Committee to be not subject to management control, at or below $828.6 million.

The Compensation Committee determined that, for 2007, our executives should be directly incentivized to seek to minimize shipyard time and other downtime and its concomitant loss of revenue. This metric was weighted at 10%. It is expressed in terms of the total number of days our rigs were contracted to work, not including planned downtime, planned shipyard projects, and special periodic surveys, divided by 365, versus the total number of days those rigs actually worked, divided by 365. We are not disclosing the target for this metric, as doing so would result in competitive harm to our company. However, the achievement of this target was expected to require significant effort due to the expected significant delays that would result from limited shipyard availability, equipment shortages and labor constraints in connection with these projects.

The Compensation Committee determined that minimizing our working capital was important to our company in 2007, reflecting our strong commitment to prudent cash management. This metric was weighted at 10%. This metric is expressed in terms of days sales outstanding, or DSO, which is calculated as our trade receivables balance as of December 31, 2007 divided by our consolidated revenue for the fourth quarter multiplied by the days in the fourth quarter. The target for this metric was 67 days.

The Compensation Committee determined that safety performance on a company-wide basis was important to our company in 2007, reflecting our long-standing commitment to protecting the welfare of our employees. This metric was weighted at 10%. The target for this metric is based on the total recordable incidence rate, or TRIR, which is the number of recordable incidents per 200,000 man hours. TRIR is one of the generally accepted industry measures for safety performance. The target for this metric was a TRIR of 1.05.

The Compensation Committee determined that each executive’s personal goals should account for 25% of the executive’s bonus opportunity. Each executive sets three to five goals to accomplish during the year. These personal goals primarily relate to various organizational, administrative and other matters that are important to the functioning and efficiency of the executive’s area of responsibility or department. Where the goals are not quantitative, the extent to which the executive (other than the Chief Executive Officer) accomplishes or exceeds the goals is determined subjectively by the Chief Executive Officer and reviewed with the Compensation Committee, and the extent to which the Chief Executive Officer accomplishes or exceeds the goals is determined subjectively by the Compensation Committee. These judgments are reflected in the amount of the executive’s bonus attributable to this metric.

Each metric is assigned a minimum threshold result, below which no amount of the bonus would be awarded with respect to that metric, a target result and a maximum result, at which the amount of the bonus awarded with respect to that metric would be 200% of the target bonus. For 2007, the results relating to and the weight given to each metric to calculate bonuses were as follows:

Metric	2007 Result	2007 Percentage(1)

Earnings per share	$2.89(2)	28.9%
Operating and general and administrative expense control	$847.1 million(2)	5.4%
Operating efficiency	Not disclosed	14.2%
Working capital (DSO)	60 days	19.9%
Safety performance on a company-wide basis	1.01 TRIR	11.6%
Personal performance goals	Varies by individual	See table below

(1)	Represents the percentage of the total target bonus amount earned with respect to this metric. For example, with respect to the earnings per share metric, the target weight was 30% and the actual percentage used in calculating bonuses was 28.9%.

(2)	For purposes of determining achievement of this metric, the Compensation Committee excluded certain non-recurring items, including gains on sales of assets, transaction expenses incurred in connection with those sales and other smaller specified items. As a result, the calculation is not made in accordance with U.S. generally accepted accounting principles and is not the same as the calculation we use for financial statement reporting purposes. Net income per share for 2007 calculated in accordance with U.S. generally accepted accounting principles was $4.43.

The five metrics based on company performance described above (i.e., other than personal performance goals) resulted in a total calculated bonus percentage for those metrics of 80% compared with a target of 75%. The table below presents (a) the percentage, as compared to a target of 25%, representing each named executive officer’s achievement of his personal performance goals for 2007, (b) the total calculated bonus percentage, which is equal to the sum of the percentages for the company performance metrics and the personal performance metric, and (c) the bonuses actually paid to the named executive officers for 2007. The percentages presented below are based on the original metrics established by the Compensation Committee in early 2007. In February 2008, the Compensation Committee increased the annual cash incentive bonuses for 2007 to all participating employees, including the named executive officers, by 30% to recognize the implementation of our new focus on deepwater and other high specification drilling solutions and the completion of (a) the acquisition of ultra-deepwater drillships, including through construction, the sale of our Latin America Land and E&P Services segments, our tender-assist rig fleet and other non-strategic assets, and the execution of extended contracts for several strategic offshore assets, and (b) significant improvements in our infrastructure, organization and process management. The 30% increase was also intended to more closely align our bonus payouts with trends in bonuses paid by other companies within our comparator group. The bonuses actually paid, as presented in the table below, include this 30% increase.

	2007 Personal Goal	2007 Total Bonus
Name	Percentage	Percentage	Bonus

Mr. Raspino	37.5%	117.5%	$1,203,141
Mr. Eads	31.3%	111.3%	$561,441
Mr. Voegele	26.6%	106.6%	$324,233
Mr. Looser	38.8%	118.8%	$315,063
Mr. Bane	35.0%	115.0%	$269,341

All bonuses paid under the program, while expected to be based on the guidelines established by the Compensation Committee, are at all times subject to the Compensation Committee’s discretion. For 2007, as described above, the Compensation Committee increased the annual cash incentive bonuses to all participating employees, including the named executive officers, by 30%. For 2006, upon the recommendation of the Chief Executive Officer based on the performance of the individual, the Compensation Committee exercised its discretion and awarded Mr. Looser an additional $22,316 and Mr. Bane an additional $12,615 above the executive’s calculated bonus under the plan. In prior years, the Compensation Committee has exercised this discretion to both increase and decrease the bonus amounts, in some cases by significant amounts, and may do so in the future.

Long-Term Stock-Based Incentive Compensation

The third component of our executive compensation program is long-term stock-based incentive compensation. Specifically, our executives are eligible to participate in our 1998 Long-Term Incentive Plan and our 2007 Long-Term Incentive Plan. Under the plans, the Compensation Committee is authorized to grant stock options, shares of restricted stock, restricted stock units, stock appreciation rights, other stock-based awards and cash awards to executives. On May 12, 2008 (or earlier if all of the shares remaining under the 1998 plan are granted), no further grants will be awarded under the 1998 plan, and we will begin granting awards under the 2007 plan. The terms of the 1998 plan will continue to govern any outstanding awards previously granted under that plan.

At the end of the calendar year, the Compensation Committee determines an aggregate value of stock-based incentive awards to grant to each executive for the following year that generally would position the executive’s stock-based incentive compensation between the 50th and 75th percentile of the individual’s peers based on the compensation data. The Compensation Committee believes this target percentile range for equity-based compensation ties an appropriate percentage of the executive’s total compensation to the long-term performance of our company. The amount of an executive’s stock-based incentive award is determined subjectively by the Compensation Committee following a recommendation from the Chief Executive Officer (or, with respect to the Chief Executive Officer, by the board of directors following a recommendation by the Compensation Committee), based in part on the executive’s performance. For purposes of valuing options in the determination of the aggregate value of stock-based incentive awards to be granted, for the 2007 grant and the 2008 grant, the Compensation Committee used the binomial method, which was the method recommended and used by the compensation consultant. For accounting purposes, we use the Black-Scholes method to value options in our financial statements. The Compensation Committee then evaluates the forms of stock-based incentive awards to be granted. For the 2007 and 2008 grants, the Compensation Committee determined that the value of the awards should be evenly split between options and restricted stock awards, as was consistent with trends in equity compensation within our comparator group and otherwise appropriate for our executives. For additional information regarding stock-based incentive awards granted to the named executive officers in 2007 and the assumptions underlying the value of those awards, see the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table under

“Executive Compensation.” The total grant date fair value of stock-based incentive awards granted to the named executive officers in 2007 and 2008 based on the binomial method was as follows:

	Total Value of Stock-Based
	Incentive Awards
Name	2007	2008(1)

Mr. Raspino	$4,138,000	$5,000,000
Mr. Eads	$1,883,000	$2,050,000
Mr. Voegele	$1,060,000	$1,600,000
Mr. Looser	$1,060,000	$1,600,000
Mr. Bane	$898,000	$1,085,000

(1)	For each named executive officer other than Mr. Eads, the amount in this column includes the annual award made in January 2008 and a discretionary award also made in January 2008 to certain employees to recognize their performance in connection with the disposition of our Latin America Land and E&P Services segments in 2007. For Mr. Eads, the amount in this column includes only the annual award.

Beginning in 2002, the Compensation Committee generally has granted long-term incentive compensation to executives on the first trading day of each calendar year. The Compensation Committee approves the grant of options at Committee meetings and has not in the past granted options by written consent. With the exception of the annual grants made in 2006 (which were made in February 2006), the values to be granted to the executives are approved at the regularly scheduled December meeting of the Compensation Committee, with the grants being made on the first trading day of the next calendar year. Special grants may be made at other regular meetings to recognize the promotion of an employee, a change in responsibility of an employee or a specific achievement. For example, the Compensation Committee made a special grant to certain employees, including certain executive officers, to recognize their performance in connection with the disposition of our Latin America Land and E&P Services segments in 2007. We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation, and we do not grant options with a grant date prior to the date of Compensation Committee approval of the grant. The exercise price of options is equal to the closing market price of our common stock on the NYSE on the grant date.

Long-term incentive compensation is designed to achieve all of the objectives under our executive compensation program. First, it is a mechanism through which executives become (or can become) stockholders, either through the ownership of shares of restricted stock, restricted stock units or options to purchase stock. Second, the vesting provisions of each award generally require continued employment for the awards to vest, thereby incentivizing the executive to remain in our employment. Third, we use long-term incentive compensation to attract external candidates, who, by resigning from their prior employer to accept employment with us, may be surrendering unvested equity and other compensation.

Supplemental Executive Retirement Plan

The fourth component of our executive compensation is the Supplemental Executive Retirement Plan (the “SERP”), which provides special retirement benefits and retiree medical benefits. The Chief Executive Officer and other executives who are proposed for participation by the Chief Executive Officer and approved by the Compensation Committee are eligible to participate in the SERP. The Chief Executive Officer and the Compensation Committee base their proposal and approval, respectively, on a subjective assessment of the executive’s contributions to our company and expected long-term value to the organization. Those contributions and expected value also determine the terms of the executive’s participation, as the credited years of service, vesting terms and change in control payments, among other things, vary from one executive to another. All of the named executive officers currently participate in the SERP.

Participation in the SERP is designed to achieve the recruiting and retention objectives of the executive compensation program. Each participant’s vesting schedule requires continuous employment, and each executive’s participation agreement includes a disincentive for termination before retirement eligibility.

In January 2007, the Compensation Committee reevaluated the terms of the existing participation agreements in light of the SERP’s purpose and determined that it was appropriate to revise the terms of participation agreements entered into after that time to make the following general changes: (1) incorporate a salary look-back, as opposed to final pay, for determining the amount of the benefit; (2) tie vesting provisions to projected retirement dates as opposed to five-year vesting schedules; (3) discontinue additional age and service credits upon involuntary termination; (4) in the case of termination after a change in control, provide for payouts that relate to the projected benefit as opposed to multiples of compensation; and (5) defer retiree medical benefits until the executive’s retirement date as opposed to immediate commencement. Messrs. Voegele’s and Eads’ participation agreements are among those with the revised terms. In 2007, the Compensation Committee amended the SERP to provide that participants may elect to receive as a lump sum the actuarial present value of any benefit that is payable in annuity form, which includes benefits payable upon normal retirement, early retirement, death and disability. These elections were permitted pursuant to transition rules under Section 409A of the Internal Revenue Code. All current SERP participants elected a lump-sum form of payment and future participants are required to make the election within 30 days of the date of their participation agreements.

In general, pursuant to the SERP, upon retirement the executive will be entitled to receive, among other things, the vested portion of his SERP benefits, which includes annual payments to him for his lifetime equal to 50% of his final annual pay. See “Executive Compensation — Potential Payments Upon Termination or Change in Control — Supplemental Executive Retirement Plan” below for definitions of final annual pay. Each of Messrs. Raspino’s, Looser’s and Bane’s benefits under the SERP vest in five equal annual installments beginning on January 2, 2004 for Mr. Raspino and January 1, 2006 for Messrs. Looser and Bane. Each of Messrs. Voegele’s and Eads’ benefits under the SERP vest based on age and service requirements beginning on January 1, 2007.

Additional information about the SERP, including accrued benefit information with respect to each named executive officer and the assumptions with respect to the present value of the current accrued benefits, are disclosed in connection with the “Pension Benefits” table and “Potential Payments Upon Termination or Change in Control” under “Executive Compensation.”

Severance and Change in Control Arrangements

The fifth component of the executive compensation program is severance and change in control arrangements. Each of our named executive officers has entered into an employment agreement with us, which provides severance and change in control protections to the executive.

The table below provides a brief summary of some of the benefits due to the executives in the event of termination or change in control under their employment agreements, award agreements and the SERP. The table should be read in conjunction with the more detailed descriptions under “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Event	Raspino	Eads	Voegele	Looser	Bane
Involuntary termination (for any reason other than cause), constructive termination, death or disability
•   Two years of base salary

• Two times target bonus

• Two years of insurance

• Awards vest

• Options exercisable for original term

• SERP benefits fully vest and the present value of the benefit is paid immediately in lump sum
• Two years of base salary

• Two times target bonus

•   Two years of insurance

• Awards vest

• Options exercisable for 120 days after termination

• If death or disability, Options exercisable for one year

• SERP benefits vest on a pro-rata basis and periodic benefit payments commence on normal retirement date	• One year of base salary

• One times target bonus

• One year of insurance

• Awards vest

• Options exercisable for 120 days after termination

• If death or disability, Options exercisable for one year

• SERP benefits vest on a pro-rata basis and periodic benefit payments commence on normal retirement date	• One year of base salary

• One times target bonus

• One year of insurance

• Awards vest

• Options exercisable for 120 days after termination

• If death or disability, Options exercisable for one year

• SERP benefits fully vest and present value of the vested benefit is paid immediately in lump sum	• One year of base salary

• One times target bonus

• One year of insurance

• Awards vest

• Options exercisable for 120 days after termination

• If death or disability, Options exercisable for one year

• SERP benefits fully vest and present value of the vested benefit is paid immediately in lump sum

Change in control	• Employment agreement extended for three years • Awards vest	• Employment agreement extended for three years • Awards vest	• Employment agreement extended for two years • Awards vest	• Employment agreement extended for two years • Awards vest	• Employment agreement extended for two years • Awards vest

Limited change in control(1)	N/A	• Employment agreement extended for two years	• Employment agreement extended for one year	N/A	N/A

Event	Raspino	Eads	Voegele	Looser	Bane
Involuntary termination, constructive termination, voluntary resignation, death or disability during extended period of employment agreement following change in control, and additionally, with respect to Messrs. Voegele and Eads, involuntary termination or constructive termination during extended period of employment agreement following limited change in control
•   Three years of base salary

• Three times maximum bonus

• Three years of insurance

• Options exercisable for original term

• Reimbursement for certain taxes

• SERP benefits vest and convert to lump sum equal to 50% of salary plus bonus (at change in control or termination, whichever is greater) times ten

• Voluntary resignation must be within 12 months of change in control
• Three years of base salary

• Three times maximum bonus

• Three years of insurance

• Options exercisable until later of 120 days after termination or two years after change in control

• Reimbursement for certain taxes

• SERP benefits vest and convert to lump sum equal to present value of SERP benefits that would have been paid on plan retirement date but for the termination

• Voluntary resignation must be within 12 months of change in control	• Two years of base salary

• Two times maximum bonus

• Two years insurance

• Options exercisable until later of 120 days after termination or two years after change in control

• Reimbursement for certain taxes

• SERP benefits vest and convert to lump sum equal to present value of SERP benefits that would have been paid on plan retirement date but for the termination

• Voluntary resignation must be within six months of change in control	• Two years of base salary

• Two times maximum bonus

• Two years insurance

• Options exercisable until later of 120 days after termination or two years after change in control

• Reimbursement for certain taxes

• SERP benefits vest and convert to lump sum equal to 50% of salary plus bonus (at change in control or termination, whichever is greater) times ten

• Voluntary resignation must be within six months of change in control	• Two years of base salary

• Two times maximum bonus

• Two years insurance

• Options exercisable until later of 120 days after termination or two years after change in control

• Reimbursement for certain taxes

• SERP benefits vest and convert to lump sum equal to 50% of salary plus bonus (at change in control or termination, whichever is greater) times ten

• Voluntary resignation must be within six months of change in control

Termination for cause	• All options and unvested restricted stock expire immediately • Right to earned and accrued compensation • No severance or SERP benefits	• All options and unvested restricted stock expire immediately • Right to earned and accrued compensation • No severance or SERP benefits	• All options and unvested restricted stock expire immediately • Right to earned and accrued compensation • No severance or SERP benefits	• All options and unvested restricted stock expire immediately • Right to earned and accrued compensation • No severance or SERP benefits	• All options and unvested restricted stock expire immediately • Right to earned and accrued compensation • No severance or SERP benefits

Event	Raspino	Eads	Voegele	Looser	Bane
Retirement on or after age 62 without change in control	• Current agreements provide for full vesting of awards • All options exercisable for one year after retirement • Right to receive vested benefits under the SERP	• Current agreements provide for full vesting of awards • All options exercisable for one year after retirement • Right to receive vested benefits under the SERP	• Current agreements provide for full vesting of awards • All options exercisable for one year after retirement • Right to receive vested benefits under the SERP	• Current agreements provide for full vesting of awards • All options exercisable for one year after retirement • Right to receive vested benefits under the SERP	• Current agreements provide for full vesting of awards • All options exercisable for one year after retirement • Right to receive vested benefits under the SERP

(1)	The Compensation Committee has approved the provision of benefits to Messrs. Raspino, Looser and Bane in the event of a limited change in control. Such provisions have not yet been incorporated into their employment agreements.

The Compensation Committee believes that the change in control protections described above provide the named executive officers, whose jobs would generally be at the greatest risk in a change in control, with a greater level of financial security in the event of a change in control. The Compensation Committee believes that this additional level of security is effective and necessary to ensure that these executives remain focused on our performance and the creation of stockholder value through the successful execution of any change in control transaction rather than on the potential uncertainties associated with their own employment. The Compensation Committee believes that our severance and change in control arrangements are competitive and are generally representative of typical executive severance pay packages.

Perquisites

The sixth component of the executive compensation program is perquisites. We provide three types of perquisites. First, each executive receives an automobile allowance in the amount of $750 per month and a gas card paid by us. Second, we pay for each executive to have an annual physical examination. Third, we currently pay a portion of health club dues and monthly, but not initiation, fees for an executive’s club membership where there is a valid business purpose, including the entertainment of customers. These perquisites are available to all executive officers, except with respect to membership fees, which are awarded when the Chief Executive Officer (with respect to executive officers) or the Compensation Committee (with respect to the Chief Executive Officer) determines a valid business purpose is involved. In addition, from time to time we have paid the legal fees for certain candidates for executive offices in connection with the completion of their employment agreements with us. We do not expect to pay those fees in the future.

The Compensation Committee has reviewed the costs to our company of these additional benefits and does not consider them to be significant. For additional information regarding perquisites, see “Executive Compensation — Summary Compensation Table.”

Other Benefits

Executives are eligible, with all employees, in various benefit plans, including the 401(k) plan and the Employee Stock Purchase Plan, among others. Our named executive officers also are eligible to participate in our 401(k) restoration plan, which provides similar benefits to our 401(k) plan with respect to highly compensated employees whose compensation exceeds the Internal Revenue Service limitations on the amount of compensation that is eligible for match in our regular 401(k) plan. The Compensation Committee exercises no discretion over this participation.

Stock Ownership Guidelines

We have adopted a guideline that each executive own shares of our common stock with a market value at least equal to the individual’s base salary. Shares of restricted stock and restricted stock units are included in the calculation; shares subject to unexercised options are not included. Executives are expected to attain these minimum levels of stock ownership by the later of (1) the sixth anniversary of the effective date of the initial election or appointment of such person as an executive officer and (2) May 12, 2007. All of our executives currently exceed the ownership guidelines. The total value of stock ownership as of March 31, 2008, based on the closing price of our common stock on that date, as compared to each individual’s base salary as of December 31, 2007 was as follows:

Name	Base Salary	Value of Common Stock

Mr. Raspino	$900,000	$9,318,404
Mr. Eads	$535,000	$3,082,555
Mr. Voegele	$405,000	$1,981,525
Mr. Looser	$382,000	$2,114,999
Mr. Bane	$335,000	$2,246,271

Wasaff Compensation

In addition to the named executive officers discussed above, K. George Wasaff, our former Chief Executive Officer for Latin America Land and E&P Services, was compensated under an employment agreement he entered into with us in January 2007. The agreement provided for, among other things, a base salary of not less than $500,000 per year and an opportunity to participate in our annual incentive program with a target bonus award of not less than 75% of base salary and a maximum bonus award of 150% of base salary. We also agreed to pay Mr. Wasaff a special bonus award based on the form of, and the proceeds we received in, the disposition of our Latin America Land and E&P Services segments. The terms of the agreement were negotiated by the parties in light of the fact that we were in the process of disposing of the business through an initial public offering or a private sale, and we were seeking a management team for the operations to assist in the disposition.

Accounting and Tax Matters

In December 2006, we changed the procedures regarding personal income tax withholding with respect to outstanding restricted stock awards held by our officers, including all of our named executive officers. The changes permitted such officers to request that, for purposes of satisfying the federal income tax withholding obligations with respect to certain taxes required to be withheld with respect to the vesting of the awards, the amount withheld be greater than the statutory minimum with respect to federal income tax withholding but no more than the highest federal marginal income tax rate applicable to ordinary income at the time of vesting. For restricted stock awards that vested through February 14, 2007, the withholding of the statutory minimum and the increased amount was net settled by the plan administrator’s delivery of share of common stock to us with a fair market value equal to the amount of the withholding, with the remaining shares delivered to the officer. As a result of the change in procedures and the net settlement feature, these awards were reclassified from equity to liability awards under Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments” in the fourth quarter of 2006. As of February 15, 2007, we amended our procedures for additional withholding and settlement of vested awards which resulted in the reclassification of the affected restricted stock awards back to equity classified awards. For additional information, including the financial statement impact of these changes, see Note 11 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2007.

Section 162(m) of the Internal Revenue Code denies a compensation deduction for federal income tax purposes for certain compensation in excess of $1 million paid to specified individuals. “Performance based” compensation meeting specified standards is deductible without regard to the $1 million cap. The Compensation Committee has approved payment of compensation in 2007 in excess of what is deductible under Section 162(m) and reserves the right to structure future compensation of our executive officers without regard for whether such compensation is fully deductible if, in the Compensation Committee’s judgment, it is in the best interests of our company and our stockholders to do so. The 2007 compensation of all the named executive officers qualifies for deductibility, with the exception of $3.0 million relating to a portion of base salary, bonuses, restricted stock awards and other benefits.

Section 409A of the Internal Revenue Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals and (iii) restrictions on acceleration of payouts will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, tax on the amounts included in income as a result of not complying with Section 409A will be increased by an interest component as specified by statute, and the amount included in income will also be subject to a 20% excise tax. In general, to avoid a Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a specified time, a change-in-control (as defined by the Treasury Department) or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for reasons specified by the Treasury Department may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax.

Section 409A is broadly applicable to any form of deferred compensation other than tax-qualified retirement plans and bona fide vacation, sick leave, compensatory time, disability pay or death benefits, and may apply to certain awards under our long-term incentive plans. For example, restricted stock units and stock options may be classified as deferred compensation for this purpose.

The Treasury Department and Internal Revenue Service have issued final regulations implementing Section 409A, which are generally effective January 1, 2008. Based on these regulations, we intend to structure all of our compensation arrangements in a manner that complies with or is exempt from Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

David B. Robson, Chairman
Kenneth M. Burke
Archie W. Dunham

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during the years ended December 31, 2007 and 2006 by our chief executive officer, chief financial officer, each of the next three most highly compensated executive officers who were serving as executive officers on December 31, 2007 and one former executive officer who separated from our company during 2007 (the “named executive officers”). The tables following the summary compensation table provide additional detail with respect to grants of plan-based awards, the value of outstanding equity awards as of December 31, 2007, the value of options exercised and stock awards that vested during 2007, pension benefits and estimates of changes in post-employment benefits.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(1)	Earnings(4)	Compensation(5)	Total

Louis A. Raspino	2007	$875,000	$—	$1,544,056	$1,392,320	$1,203,141	$199,737	$42,188	$5,256,442
President and Chief	2006	800,000	—	1,246,037	1,317,112	600,000	896,873	32,853	4,892,875
Executive Officer
and Director(6)
Rodney W. Eads	2007	$517,500	$—	$697,568	$739,401	$561,441	$3,819,580	$27,147	$6,362,637
Executive Vice	2006	134,615	450,000	166,931	156,625	—	—	22,621	930,792
President and Chief
Operating Office(7)
Brian C. Voegele	2007	$390,000	$—	$260,983	$361,002	$324,233	$1,506,463	$11,110	$2,853,791
Senior Vice	2006	362,500	—	166,005	123,492	180,069	—	11,381	843,447
President
W. Gregory Looser	2007	$371,000	$—	$473,047	$345,844	$315,063	$(82,386)	$25,532	$1,448,100
Senior Vice	2006	337,500	22,316	540,593	390,724	182,684	129,345	25,810	1,628,972
President, General
Counsel and
Secretary
Lonnie D. Bane	2007	$327,500	$—	$379,998	$305,363	$269,341	$(156,961)	$26,733	$1,151,974
Senior Vice	2006	300,000	12,615	403,616	373,493	162,385	279,799	27,357	1,559,265
President, Human
Resources
K. George Wasaff(8)	2007	$315,385	$262,500	$—	$—	$5,000,000	$—	$1,810,010	$7,387,895

(1)	Cash bonuses paid pursuant to performance metrics under our annual cash incentive plan for 2007 and 2006, including the 30% increase in all annual cash incentive compensation bonuses for our employees in 2007, are listed under the column “Non-Equity Incentive Plan Compensation.” For 2006, Mr. Eads’ bonus included a $100,000 sign-on bonus and a $350,000 bonus pursuant to his employment agreement, which are included in the “Bonus” column. For 2006, Messrs. Looser and Bane were awarded discretionary bonuses by the Compensation Committee based on a recommendation from the Chief Executive Officer, which are included in the “Bonus” column. For 2007, pursuant to the terms of his employment agreement, Mr. Wasaff was awarded a signing bonus upon commencement of his employment, which is included in the “Bonus” column. A cash bonus paid to Mr. Wasaff pursuant to the terms of his employment agreement upon completion of the disposition of our Latin America Land and E&P Services segments is listed under the column “Non-Equity Incentive Plan Compensation.”

(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to 2007 and 2006 for restricted stock awards granted in 2007 and 2006 and prior years, in accordance with SFAS No. 123(R). Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of equity awards is calculated using the closing price of our common stock on the date of grant. For stock awards, grant date fair values per share were $18.43, $20.07, $33.89, $33.62 and $28.68 for the January 2, 2004, January 3, 2005, January 25, 2006, February 9, 2006 and January 3, 2007 grants, respectively. In December 2006, changes were made to the procedures regarding personal income tax withholding for outstanding restricted stock awards held by officers resulting in these awards being reclassified from equity to liability awards under the provisions of SFAS No. 123(R). Due to this modification, the fair value and recognized expense for the 2007 grants were calculated using the closing price of our common stock on December 29, 2006, of $30.01 per share. For additional information, see Note 11 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2007. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the executive.

(3)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to 2007 and 2006 for stock options granted in 2007 and 2006 and prior years, in accordance with SFAS No. 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2007	2006	2005	2004	2003

Dividend yield	0%	0%	0%	0%	0%
Expected volatility	31.2%	32.6%	30.7%	56.4%	62.6%
Risk-free interest rate	4.7%	4.6%	3.7%	3.3%	3.0%
Expected life	6.3 years	6.3 years	5.0 years	5.0 years	5.0 years
Weighted average grant-date fair value of stock options granted	$11.80	$13.79	$6.99	$9.28	$8.53

For additional information, see Note 11 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2007. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the executive.

(4)	This column reflects the aggregate increase in actuarial present value of benefits under the SERP accrued during 2007 and 2006. Our named executive officers did not receive any above-market or preferential earnings on nonqualified deferred compensation during 2007 and 2006.

(5)	The amounts shown in this column reflect matching contributions under our 401(k) plan, automobile allowances, gas cards and life insurance premiums. The amounts for Mr. Raspino also include certain club membership fees. The amount for Mr. Wasaff also includes a termination payment upon his separation from our company. The 2006 amount for Mr. Eads also includes reimbursement for legal fees of $20,000 incurred by him in connection with the negotiation of his employment agreement.

(6)	Mr. Raspino does not receive compensation for service as a director.

(7)	Mr. Eads joined our company in September 2006.

(8)	Mr. Wasaff separated from our company in September 2007. For a description of the terms of his separation under his employment agreement, see “Potential Payments Upon Termination or Change in Control — Wasaff Separation.”

Grants of Plan-Based Awards

The table below reports all grants of plan-based awards made during 2007.

					All Other
					Stock	All Other
					Awards:	Option
		Estimated Possible Payouts			Number of	Awards:	Exercise
		Under Non-Equity Incentive			Shares of	Number of	or Base	Grant Date
		Plan Awards(1)			Stock or	Securities	Price	Fair Value
	Grant	Threshold	Target	Maximum	Units	Underlying	of Option	of Stock and
Name	Date	($)	($)	($)	(2)(3)	Options(2)(4)	Awards(5)	Option Awards(6)

Louis A. Raspino		$196,875	$787,500	$1,575,000
	01/03/2007				77,800			$2,231,304
	01/03/2007					193,500	$28.68	$2,269,755
Rodney W. Eads		$97,031	$388,125	$776,250
	01/03/2007				10,400			$298,272
	01/03/2007					38,500	$28.68	$451,605
Brian C. Voegele		$58,500	$234,000	$468,000
	01/03/2007				19,950			$572,166
	01/03/2007					49,600	$28.68	$581,808
W. Gregory Looser		$51,012	$204,050	$408,100
	01/03/2007				19,950			$572,166
	01/03/2007					49,600	$28.68	$581,808
Lonnie D. Bane		$45,031	$180,125	$360,250
	01/03/2007				16,900			$484,692
	01/03/2007					42,000	$28.68	$492,660
K. George Wasaff		$93,750	$375,000	$750,000

(1)	These columns represent awards under our annual cash incentive plan. For additional information about the annual cash incentive plan, please read “Compensation Discussion and Analysis — Overview of Compensation — Annual Incentive Compensation.” In addition to participation in our annual cash incentive plan, pursuant to the terms of his employment agreement, Mr. Wasaff was also entitled to receive a bonus upon completion of the disposition of our Latin America Land and E&P Services segments. For additional information about his termination of employment and special bonus, please read “ — Wasaff Separation” and “Compensation Discussion and Analysis — Wasaff Compensation.”

(2)	All awards in this column were made pursuant to our 1998 Long-Term Incentive Plan. For additional information about the 1998 Long-Term Incentive Plan, please read “Compensation Discussion and Analysis — Overview of Compensation — Long-Term Stock-Based Compensation.”

(3)	This column consists of shares of restricted stock and restricted stock units, which vests in four equal annual installments beginning on the first anniversary of the grant date. In addition to the amounts set forth in this column, we made a special grant of restricted stock units in January 2008 to Messrs. Raspino, Voegele, Looser and Bane of 14,750 shares, 5,900 shares, 5,900 shares and 2,550 shares, respectively, to recognize their performance in connection with the disposition of our Latin America Land and E&P Services segments in 2007.

(4)	This column consists of options to purchase our common stock. The options granted on January 3, 2007 become exercisable in four equal annual installments beginning on January 3, 2008.

(5)	The exercise price is equal to the closing market price of our common stock on the NYSE on the grant date and may be paid in cash or by tendering shares of our common stock. Applicable tax obligations may be paid in cash or by withholding of shares of our common stock.

(6)	These amounts represent the full fair value of stock options and restricted stock granted to each executive during 2007 as calculated under SFAS No. 123(R). For the relevant assumptions used to determine the valuation of our awards, see Note 11 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2007. The table also shows unvested restricted stock awards assuming a market value equal to the closing price of our common stock on December 31, 2007 of $33.90 per share.

	Option Awards				Stock Awards
	Number of Securities	Number of Securities			Number of Shares	Market Value of
	Underlying	Underlying			or Units of	Shares or Units
	Unexercised	Unexercised			Stock That	of Stock
	Options(#):	Options(#):	Option Exercise	Option	Have Not	That Have Not
Name	Exercisable(1)	Unexercisable(1)	Price($)	Expiration Date	Vested(#)(2)	Vested ($)(4)

Louis A. Raspino	100,000	—	$16.10	12/4/2013	—	—
	100,000	—	$18.43	1/3/2014	—	—
	85,000	—	$20.07	1/4/2015	—	—
	40,000	10,000	$25.47	7/7/2015	—	—
	38,197	114,592	$33.62	2/9/2016	—	—
	—	193,500	$28.68	1/3/2017	—	—
	—	—	—	—	166,218	$5,634,790
Rodney W. Eads	37,500	37,500	$28.00	9/19/2016	—	—
	12,500	37,500	$28.00	9/19/2016	—	—
	—	38,500	$28.68	1/3/2017	—	—
	—	—	—	—	29,150	$988,185
	—	—	—	—	16,000 (3)	542,400
Brian C. Voegele	22,500	15,000	$33.89	1/25/2016	—	—
	—	49,600	$28.68	1/3/2017	—	—
	—	—	—	—	30,414	$1,031,035
W. Gregory Looser	30,000	—	$18.43	1/3/2014	—	—
	62,500	—	$20.07	1/4/2015	—	—
	8,091	24,273	$33.62	2/9/2016	—	—
	—	49,600	$28.68	1/3/2017	—	—
	—	—	—	—	49,093	$1,664,253
Lonnie D. Bane	62,500	—	$20.07	1/4/2015	—	—
	6,809	20,430	$33.62	2/9/2016	—	—
	—	42,000	$28.68	1/3/2017	—	—
	—	—	—	—	41,303	$1,400,172
K. George Wasaff	—	—	—	—	—	—

(1)	The options expiring in 2013, 2014 and 2015 generally vested in five equal semi-annual installments beginning on the six-month anniversary of the grant date. The options expiring in 2016 and 2017 vest in four equal annual installments beginning on the first anniversary of the grant date, except for 75,000 options granted to Mr. Eads and 37,500 options granted to Mr. Voegele expiring in 2016, which vest in four equal installments beginning on the six-month anniversary of the grant date.

(2)	Except as noted in footnote 3 below, these restricted stock awards vest in four equal annual installments beginning on the first anniversary of the grant date.

(3)	These restricted stock awards vest in four equal semi-annual installments beginning six months after the grant date.

(4)	This column represents the closing price of our common stock on December 31, 2007 multiplied by the number of shares subject to restricted stock awards.

Option Exercises and Stock Vested

The following table sets forth certain information regarding stock options and restricted stock exercised and vested, respectively, during 2007.

			Stock Awards:
	Option Awards:		Number of
	Number of Shares		Shares Acquired
	Acquired on	Value Realized on	on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	(#)	Vesting ($)(2)

Louis A. Raspino	80,000	$1,742,000	33,972	$1,009,291
Rodney W. Eads	—	—	22,250	$735,455
Brian C. Voegele	—	—	3,488	$95,829
W. Gregory Looser	—	—	13,464	$386,220
Lonnie D. Bane	30,000	$657,000	10,217	$290,286
K. George Wasaff	—	—	—	—

(1)	Represents the difference between the sale price of our common stock at exercise and the exercise price of the options.

(2)	Represents the value of the shares on the vesting date based on the closing price of our common stock on such date.

Pension Benefits

The following table discloses the years of credited service of, present single-sum value of the accrued benefits for, and payments during the last fiscal year under the SERP. Mr. Wasaff was not a participant in the SERP at any time.

		Number of
		Years/Months	Present Value of	Payments During
		Credit Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name(1)	(#)(2)	($)(3)	($)

Louis A. Raspino	Supplemental Executive Retirement Plan	4 years	$6,431,610	—
Rodney W. Eads	Supplemental Executive Retirement Plan	12 months	$3,819,580	—
Brian C. Voegele	Supplemental Executive Retirement Plan	12 months	$1,506,463	—
W. Gregory Looser	Supplemental Executive Retirement Plan	2 years	$950,161	—
Lonnie D. Bane	Supplemental Executive Retirement Plan	2 years	$1,432,640	—

(1)	The SERP is a non-qualified retirement plan that provides for retirement benefits, to the extent vested, to be paid to the participating executive officer upon the officer’s termination or that generally provides for lifetime payments upon retirement or termination based on number of years of service and age. The SERP provides surviving spouse benefits and certain death benefits for unmarried participants. In addition, if a participant terminates employment with a vested right to a retirement benefit under the SERP, the participant, his spouse and his eligible dependents will be entitled to retiree medical and dental benefits. No assets are held with respect to the SERP; therefore, benefits are funded when paid to the participants. We account for the SERP in accordance with SFAS No. 87, “Employers Accounting for Pensions.” We recognize its estimated liability and the related compensation expense over the estimated service period of each participant. For additional information about the SERP, see “Compensation Discussion and Analysis — Overview of Compensation — Supplemental Executive Retirement Plan” above and “Potential Payments Upon Termination or Change in Control — Supplemental Executive Retirement Plan” below.

(2)	The number of years, or months in case of Messrs. Eads and Voegele, presented is as of December 31, 2007. Years or months of credited service are not considered for purposes of benefit accrual, but are taken into account for vesting purposes. Years or months of service also are not considered for purposes of qualifying for retiree medical and dental benefits; rather, a participant qualifies for retiree medical and dental benefits if the participant terminates employment with a vested right to a retirement benefit under the SERP. Messrs. Raspino, Looser and Bane generally become vested in the SERP in 20% increments over five years of plan participation. Messrs. Eads and Voegele each vest on a pro-rata basis determined by a fraction, the numerator of which is the number of full months of the individual’s actual service beginning from January 1, 2007 and the denominator of which is the earlier of the number of months from January 1, 2007 until (1) the individual attains age 62 or (2) the individual attains 15 years of service and an age of 55 or older. As of December 31, 2007, Mr. Eads was 14.3% vested and Mr. Voegele was 6.5% vested. On December 31, 2007, Mr. Raspino had four years of vesting service (five years as of January 2, 2008), and Messrs. Looser and Bane each had two years of vesting service (three years as of January 1, 2008). Messrs. Eads and Voegele began vesting service on January 1, 2007, and had 12 months of vesting service as of December 31, 2007. Early retirement eligibility under the SERP is based on termination after attainment of age 55 and 15 years of employment. Messrs. Raspino and Bane have received additional contractual years of service for early retirement eligibility as of December 31, 2007 of 11 years and six years, respectively. As of December 31, 2007, in regards to early retirement eligibility, Mr. Looser had eight years of service, Mr. Voegele had two years of service and Mr. Eads had one year of service.

(3)	The present value has been calculated assuming the executive retires at the normal retirement age under the SERP (age 62) and is eligible for retiree medical and dental benefits. The calculation of the present value of accumulated benefits is equal to the present value of the full benefit under the plan based on the actuarial equivalent of a ten-year certain and life annuity. Because the SERP benefit is not calculated based on service, the full benefit, which is 50% of final pay, is considered to be the accumulated benefit. For accounting purposes, the cost of benefits is accrued over the vesting period.

Potential Payments Upon Termination or Change in Control

Employment Agreements, Stock Options and Restricted Stock

We are a party to the following employment agreements with our named executive officers: Mr. Raspino for a term ending December 3, 2009; Mr. Eads for a term ending September 18, 2009; Mr. Voegele for a term ending January 25, 2010; Mr. Looser for a term ending December 4, 2009; and Mr. Bane for a term ending June 1, 2009. Each agreement is subject to automatic renewals for successive one-year terms until either party terminates the contract effective upon the anniversary date of the respective agreement, with at least one year’s advance notice. Our executives can be terminated by us at anytime for any reason and their rights to benefits upon such termination are summarized below. Mr. Wasaff’s employment agreement terminated upon his separation from our company in September 2007. His rights to benefits upon separation under his employment agreement are summarized under “- Wasaff Separation” below.

Each of the executive’s employment agreements and equity award agreements provide benefits to each executive upon termination, retirement or change in control as described below.

Mr. Raspino

Involuntary Termination.  Pursuant to Mr. Raspino’s employment agreement, if he is terminated involuntarily for reasons not associated with a change in control and not due to cause, he will receive:

(1) two full years of base salary (not less than the highest annual base salary during the preceding three years);

(2) an amount equal to two times the target award for our annual incentive compensation plan;

(3) two years of life, health, accident and disability insurance benefits for himself and his immediate family; and

(4) immediate vesting of his equity awards, with the options remaining exercisable for their original term.

The employment agreement treats death, disability, specified constructive terminations of an employee or our failure to renew an agreement at the end of its term as an involuntary termination of Mr. Raspino.

Change in Control.  The employment agreement also provides Mr. Raspino protection in the event of a change in control. A “change in control” is generally defined to include the acquisition by a person of 20% or more of our voting power, specified changes in a majority of the board of directors, a merger resulting in existing stockholders having less than 50% of the voting power in the surviving company and sale or liquidation of our company.

In the event of a change in control, the term of Mr. Raspino’s employment agreement will be extended for a period of three years from the date of the change in control and his equity awards fully vest, with the options remaining exercisable for their original term. In the event of an involuntary termination of Mr. Raspino during the extended term of the agreement (including by reason of death or disability) or voluntary resignation by him within 12 months after a change in control, he will be entitled to receive in a lump sum payment:

(1) three full years of base salary;

(2) three times the maximum bonus award for the year of termination; and

(3) life, health and accident and disability insurance continued for three years or until reemployment, whichever is earlier.

The employment agreement also provides that we will reimburse Mr. Raspino for certain taxes incurred by him as a result of payments following a change in control.

Retirement.  In the event of retirement not in connection with a change in control on or after age 62, the award agreements provide that Mr. Raspino’s equity awards will vest immediately, with options remaining exercisable for one year following retirement.

Mr. Eads

Pursuant to his employment agreement and award agreements, Mr. Eads generally will receive the same benefits as Mr. Raspino with the following exceptions:

(1) In the event of involuntary termination not associated with a change in control and not due to cause, Mr. Eads’ options will remain exercisable for 120 days following termination. In the event of termination by reason of death or disability, the options will remain exercisable for one year.

(2) In the event of an involuntary termination within three years, or a voluntary resignation within 12 months, of a change in control, Mr. Eads’ options will remain exercisable until the later of two years following the change in control or 120 days following the termination.

(3) Mr. Eads’ employment agreement also provides protection in the event of a limited change in control. A “limited change in control” is generally defined as a merger or consolidation of us whereby our stockholders prior to the transaction continue to hold at least 50% but not more than 80% of the surviving entity after the transaction. In the event of a limited change in control, the term of the employment agreement will be extended automatically for a period of two years from the date of the limited change in control. In the event of an involuntary termination other than for cause during the extended term, Mr. Eads will be entitled to receive the same benefits under his agreement as described above had the termination been within three years after a change in control.

Messrs. Voegele, Looser and Bane

Pursuant to the employment agreements and award agreements of Messrs. Voegele, Looser and Bane, the executive generally will receive the same benefits as Mr. Eads with the following exceptions:

(1) In the event of involuntary termination not associated with a change in control and not due to cause, the executive will receive (a) one full year of base salary, (b) one times the target award for our annual incentive compensation and (c) one year of life, health, accident and disability insurance for himself and his immediate family.

(2) In the event of a change in control, the term of the executive’s employment agreement will be extended for two years following the change in control.

(3) In the event of an involuntary termination within two years, or a voluntary resignation within six months, of a change in control, the executive will receive (a) two full years of base salary, (b) a bonus equal to two times the maximum award for the year of termination and (c) life, health, accident and disability insurance for two years or until reemployment.

(4) Mr. Voegele’s employment agreement provides the same protection in the event of a limited change in control as Mr. Eads’ agreement, except the term of Mr. Voegele’s employment agreement will be extended for one year. Messrs. Looser’s and Bane’s employment agreements currently do not address a limited change in control.

Noncompete

In addition, the employment agreements provide a noncompete clause for two years for Messrs. Raspino and Eads, one year for Mr. Voegele and six months for Messrs. Bane and Looser after termination (voluntary or involuntary) assuming that it was not due to a change in control. In the event of a change in control, the noncompete clause does not apply.

Supplemental Executive Retirement Plan

We have implemented the SERP to provide specified benefits to certain management and highly compensated employees. The SERP is an unfunded, deferred compensation arrangement for the Chief Executive Officer and executives proposed for participation by the Chief Executive Officer and approved by the Compensation Committee and who otherwise meet the other requirements of the SERP. The specific provisions of a participant’s benefits are governed by his SERP participation agreement. Each of the named executive officers currently employed by us participates in the SERP. Messrs. Voegele and Eads commenced participation in March 2007. The terms of each executive’s participation agreement is described below. Mr. Wasaff did not participate in the SERP.

If the executive’s employment terminates for any reason other than cause on or after his “normal retirement date,” which is the date he attains age 62, then we will make annual payments to him for his lifetime equal to 50% of his final annual pay. If the executive voluntarily terminates his employment with us prior to his normal retirement date but on or after his “early retirement date,” which is the date he has attained age 55 and has completed 15 years of continuous employment with us, then we will make annual payments to him for his lifetime equal to 50% of his final annual pay reduced by a certain percentage based on the number of years from the date of that termination to his normal retirement date. “Final annual pay” for purposes of the benefits calculations with respect to Messrs. Raspino, Looser and Bane means the executive’s base annual salary and target bonus award under our annual incentive compensation plan as in effect on the executive’s last day of active employment. “Final annual pay” for purposes of the benefits calculations with respect to Messrs. Voegele and Eads means the sum of (1) the executive’s average base annual salary over the five years preceding his last day of active employment and (2) the executive’s target bonus percentage under our annual incentive compensation plan as in effect on the executive’s last day of active employment multiplied by the amount in clause (1) above.

For Mr. Raspino, the foregoing benefits vest in five equal annual installments beginning January 2, 2004. For Messrs. Looser and Bane, the foregoing benefits vest in five equal annual installments beginning January 1, 2006.

For Messrs. Voegele and Eads, the foregoing benefits will fully vest upon the executive’s normal retirement date or, if earlier, his early retirement date and upon a termination by reason of death or disability.

If an executive’s service is terminated by us prior to his normal retirement date other than for cause or by the executive due to certain events including non-renewal or breach by us of his employment agreement or for good reason, then:

•	with respect to Messrs. Raspino, Looser and Bane, (a) the executive’s SERP benefit will immediately vest, (b) three years will be added to the executive’s age and time of service for purposes of determining the executive’s eligibility for and the amount of his early retirement benefit and (c) the actuarial equivalent of the normal retirement benefit or early retirement benefit, as applicable, will be paid in a lump sum as soon as practicable after such termination in compliance with Section 409A of the Internal Revenue Code; and

•	with respect to Messrs. Voegele and Eads, (a) the executive’s SERP benefit will vest pro rata based on the number of months of service performed between January 1, 2007 and the earlier of the date that would have been his normal retirement date or his early retirement date, as applicable, and (b) we will make annual payments to the executive for his lifetime equal to 50% of his final annual pay, subject to reduction for pro rata vesting, commencing as soon as practicable after such executive’s normal retirement date or, if the termination is after the executive’s early retirement date, as soon as practicable after such termination, in each case in compliance with Section 409A of the Internal Revenue Code.

In addition, with respect to Messrs. Raspino, Looser and Bane, if the executive voluntarily resigns his employment for any other reason prior to attaining the above age and service requirements, his vested benefit under the SERP will commence on his normal retirement date. Benefits under the SERP are not subject to deduction for Social Security benefits or other offset amounts.

If the executive’s employment is terminated by reason of disability, then we will make annual payments to him, which will commence as soon as practicable after his termination, for his lifetime equal to 50% of his final annual pay reduced by a certain percentage based on the number of years from the date of the termination to his normal retirement date and reduced by any employer or government disability benefits. If the executive’s employment is terminated by reason of death, or if the executive dies after termination but prior to his normal retirement date and with a vested right to a benefit under the SERP, his spouse or beneficiary, as applicable, will receive the same benefit the executive would have received had the executive terminated on the later of the date of his death or actual termination, survived to his normal retirement date, elected to receive an annuity on his normal retirement date and died immediately after his normal retirement date. The executive’s spouse or, if no surviving spouse, his beneficiaries are entitled to survivor payments described below if he dies while employed by us or while receiving or entitled to receive benefits under the SERP. The benefits to a spouse are generally 50% of the annual amount otherwise payable to the executive and are payable for the lifetime of the spouse, and the benefits to beneficiaries are 100% of the annual amount otherwise payable to the executive and are payable for a maximum of 10 years.

In addition, in connection with termination of employment with a vested right to a benefit under the SERP, the executive is entitled to receive until his death retiree medical and dental coverage for himself, his spouse (if any) as of the date of termination and his dependents who were covered under our group health plan as of the date of termination, with such coverage beginning immediately with respect to Messrs. Raspino, Looser and Bane and, with respect to Messrs. Voegele and Eads, on his normal retirement date or immediately if the executive is terminated after his early retirement date. These benefits will be at least as favorable as the group medical and dental coverage offered to our executive employees. This coverage (i) will be suspended during any period the executive has medical coverage provided by another employer, (ii) with respect to the executive and his spouse (if applicable), will be converted to Medicare Supplement coverage upon becoming eligible for and covered by Medicare and (iii) with respect to his dependents, will terminate at such time as the dependents are no longer eligible for coverage under the terms of our group health plan. The executive will be responsible for the applicable premiums for coverage at the same rate paid by active executive employees.

If the executive’s employment is terminated within two years (three years for Messrs. Raspino and Eads) after a change in control or, with respect to Messrs. Voegele and Eads only, one year or two years, respectively, following a limited change in control (each as defined in the executive’s employment agreements), or in the event of a voluntary resignation by the executive within six months (12 months for Messrs. Raspino and Eads) after a change in control that is not a limited change in control, then the executive’s benefit under the SERP will fully vest and:

•	with respect to Messrs. Raspino, Looser and Bane, in lieu of lifetime cash payments, the executive will receive from us a lump sum payment in an amount equal to 50% of the greater of his final annual pay at the time of the change in control or his final annual pay at the time of termination, multiplied by ten; and

•	with respect to Messrs. Voegele and Eads, in lieu of the lifetime cash payments, the executive will receive from us a lump sum payment in an amount equal to the present value of the benefits that would have been payable under the SERP on the first to occur of his early retirement date or his normal retirement date.

Under amendments adopted in 2007, the executives may elect to receive as a lump sum the actuarial present value of any benefit that is payable in annuity form under the SERP, which includes benefits payable due to normal retirement, early retirement, death, disability and voluntary resignation. These elections were permitted pursuant to transition rules under Section 409A of the Internal Revenue Code. All current SERP participants elected a lump-sum form of payment and future participants are required to make the election within 30 days of the date of their participation agreements.

If we terminate the executive’s employment for cause (as defined in the SERP or his employment agreement), then he forfeits all rights to any benefits under the SERP.

Potential Payments Table

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive’s employment had terminated on December 31, 2007, given the named executive’s compensation and service levels as of such date and, if applicable, based on the closing price of our common stock on December 31, 2007 of $33.90 per share. In the table below, accelerated stock options, accelerated restricted stock, severance payments and tax gross-up payments are expressed as a lump sum payment; medical coverage is expressed as the present value of future payments expected to be made over multiple years; SERP payments are expressed as either a lump sum payment or the first annual payment amount following termination, as indicated in the table; and disability benefits are expressed as the first annual payment amount following termination. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) savings plan, subsidized retiree medical benefits, disability benefits and accrued vacation pay. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different than the estimates presented in the table. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age. As of December 31, 2007, none of the named executives satisfied the service or age requirements necessary to qualify for benefits upon early retirement or normal retirement. For additional information about benefits due to executives in the event of termination or change in control, see “Compensation Discussion and Analysis — Overview of Compensation — Severance and Change in Control Arrangements.” We have not provided any information with respect to the termination of Mr. Wasaff as of December 31, 2007, because he was not employed by us on that date.

Event	Raspino	Eads	Voegele	Looser	Bane

Involuntary Termination Not for Cause and Constructive Termination
Accelerated stock options	$1,126,456	$643,470	$259,062	$265,708	$224,960
Accelerated restricted stock	5,634,790	1,530,585	1,031,035	1,664,253	1,400,172
Lump sum SERP payments(1)	10,827,760	702,463	115,239	874,689	1,532,986
Medical coverage	280,199	223,757	352,011	384,001	319,194
Severance payments	3,420,000	1,872,500	648,000	592,100	519,250
Voluntary Resignation
Accelerated stock options	—	—	—	—	—
Accelerated restricted stock	—	—	—	—	—
Lump sum SERP payments(2)	$7,424,750	$702,463	$115,239	$349,876	$613,194
Medical coverage	280,199	223,757	352,011	384,001	319,194
Death
Lump sum	$3,420,000	$1,872,500	$648,000	$592,100	$519,250
Accelerated stock options	1,126,456	643,470	259,062	265,708	224,960
Accelerated restricted stock	5,634,790	1,530,585	1,031,035	1,664,253	1,400,172
Lump sum SERP payments(3)	3,575,802	2,004,874	960,618	404,331	708,633
Medical coverage	145,097	106,222	196,178	202,442	166,097
Disability
Accelerated stock options	$1,126,456	$643,470	$259,062	$265,708	$224,960
Accelerated restricted stock	5,634,790	1,530,585	1,031,035	1,664,253	1,400,172
Lump sum SERP payments(4)	9,177,004	5,209,903	2,710,386	2,696,058	2,118,843
Medical coverage	280,199	223,757	352,011	384,001	319,194
Severance payments	3,420,000	1,872,500	648,000	592,100	519,250
Disability benefits(5)	120,000	120,000	120,000	120,000	120,000
Termination for Cause
Additional benefits	—	—	—	—	—
Change in Control
Accelerated stock options	$1,126,456	$643,470	$259,062	$265,708	$224,960
Accelerated restricted stock	5,634,790	1,530,585	1,031,035	1,664,253	1,400,172
Change in Control with Involuntary Termination or Voluntary Resignation
Accelerated stock options	$1,126,456	$643,470	$259,062	$265,708	$224,960
Accelerated restricted stock	5,634,790	1,530,585	1,031,035	1,664,253	1,400,172
Lump sum SERP payments	8,550,000	4,448,934	1,796,710	2,960,500	2,596,250
Medical coverage	280,199	223,757	352,011	384,001	319,194
Severance payments	7,560,000	4,012,500	1,782,000	1,604,400	1,407,000
Tax gross-up payments (280G calculation)	5,121,407	2,553,381	1,215,474	2,098,467	1,511,167
Limited Change in Control with Involuntary Termination(6)(7)
Accelerated stock options		$643,470	$259,062
Accelerated restricted stock		1,530,585	1,031,035
Lump sum SERP payments		4,448,934	1,796,710
Medical coverage		223,757	352,011
Severance payments		4,012,500	1,782,000

(1)	As of December 31, 2007, each of the executives have irrevocably elected to receive SERP benefits in the form of a lump-sum payment.

(2)	These amounts represent a lump-sum SERP benefit paid at age 62 (paid at termination for Mr. Raspino).

(3)	These amounts represent a lump-sum SERP benefit equal to the survivor benefit that would have been paid to the surviving spouse, payable on the date the executive would have attained age 62 (paid upon death for Mr. Raspino).

(4)	Upon disability, the SERP benefits would become fully vested, and annual payments of the SERP benefits, subject to multiplication by an appropriate reduction factor, would begin immediately. The reduction factor is 0.72 for Mr. Raspino, 0.76 for Mr. Eads and 0.50 for Messrs. Voegele, Looser and Bane. These amounts do not reflect potential offsets for other disability payments.

(5)	Disability benefits consist of long-term disability coverage of 60% of monthly pay after 90 days of disability, up to $10,000 a month.

(6)	Messrs. Raspino’s, Looser’s and Bane’s equity award and employment agreements currently do not contemplate a limited change in control. As of December 31, 2007, only Messrs. Eads and Voegele had entered into employment agreements providing for enhanced severance payments due to an involuntary termination after a limited change in control.

(7)	Tax gross-up payments will be made only in the event that the limited change in control event constitutes a “change in control” for purposes of the applicable tax provision. If this were the case, the tax gross-up payments would be the amounts shown in the table under “Change in Control with Involuntary Termination or Voluntary Resignation.”

Wasaff Separation

In January 2007, we entered into an employment agreement with Mr. Wasaff to serve as our Chief Executive Officer for Latin America Land and E&P Services. Following the sale of our Latin America Land and E&P Services segments, we terminated Mr. Wasaff’s employment in September 2007. Under his employment agreement, the executive was entitled to receive, among other things, a one-time cash payment related to the successful sale of the business and based on the proceeds from the sale, which resulted in a payment of $5,000,000, and a one-time cash severance payment of $1,750,000. For a one-year period following termination, the executive has agreed to neither engage in specified activities that are in competition with us nor solicit any of our employees to leave or compete with us.

DIRECTOR COMPENSATION

Standard Nonemployee Director Compensation

The Nominating and Corporate Governance Committee periodically reviews the compensation of the board of directors and, from time to time, recommends changes thereto to the full board of directors. The committee uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the board of directors. Directors who are employees receive no additional compensation for serving on the board of directors.

The annual retainer for the chairman of the board is $180,000. Each other director who is not an employee of our company receives an annual retainer of $75,000 and a fee of $2,000 for each board and committee meeting attended. In addition, the chairman of the Audit Committee receives an annual fee of $15,000; the chairman of the Compensation Committee receives an annual fee of $12,000; and the chairman of the Nominating and Corporate Governance Committee receives an annual fee of $10,000.

In addition, each nonemployee director receives stock options, restricted stock awards or restricted stock unit awards under our 2004 Directors’ Stock Incentive Plan, as determined by the Nominating and Corporate Governance Committee. The options granted to nonemployee directors expire 10 years from the date of grant. Each option becomes exercisable as to 50% of the shares on the first anniversary of the grant date and as to the remaining 50% on the second anniversary of the grant date. Each option provides for adjustments in cases of mergers, stock splits and similar capital reorganizations. For restricted stock awards, as long as the recipient continues to serve as a nonemployee director, the restricted stock awards vest with respect to 25% of the shares on each anniversary of the grant date. The restricted stock unit awards granted in 2008 vest immediately. Any unvested restricted stock awards, restricted stock unit awards and options will, however, fully vest upon a change in control of us, or upon the recipient’s termination of service due to death, disability, resignation in compliance with our corporate governance guidelines or retirement on or after age 75. Upon termination of service for any other reason, any unvested restricted stock awards, restricted stock unit awards and options will be forfeited, although the Nominating and Corporate Governance Committee may provide otherwise upon a termination other than for cause.

Director Compensation Table

The table below summarizes the total compensation paid to or earned by each of our non-employee directors for 2007. The table below does not include David A. Hager, who was appointed to our board of directors in February 2008.

				Non-Equity	Nonqualified
	Fees Earned or Paid			Incentive Plan	Deferred	All Other
	in Cash	Stock Awards ($)	Option Awards ($)	Compensation	Compensation	Compensation	Total
Name	($)	(4)(5)	(5)(6)	($)	Earnings	($)	($)

David A.B. Brown	$180,000	$319,998	$179,515	—	—	—	$679,513
Ralph D. McBride	$159,000	$267,317	$86,734	—	—	—	$513,051
J. C. Burton(1)	$66,105	$217,644	$170,748	—	—	—	$454,497
Archie W. Dunham	$151,000	$243,890	$101,942	—	—	—	$496,832
Robert G. Phillips(2)	$35,540	$179,331	$20,150	—	—	—	$235,021
David B. Robson(3)	$153,000	$267,317	$86,734	—	—	—	$507,051
Francis S. Kalman	$163,000	$243,890	$133,384	—	—	—	$540,274
Kenneth M. Burke	$151,000	$198,833	$106,582	—	—	—	$456,415

(1)	Mr. Burton retired from the board of directors effective at the 2007 annual meeting. Effective upon Mr. Burton’s retirement, all of his unvested stock options and restricted stock awards vested immediately.

(2)	Mr. Phillips was appointed to the board of directors on October 7, 2007.

(3)	Mr. Robson will retire from the board of directors effective at the 2008 annual meeting.

(4)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to 2007 for restricted stock awards granted in January 2008, 2007 and prior years, in accordance with SFAS No. 123(R), which also equals the grant date fair value computed in accordance with

SFAS No. 123(R). Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of these awards is calculated using the closing price of our common stock on the date of grant. Grant date fair values per share were $15.59, $20.07 and $33.13 for the May 18, 2004, January 3, 2005 and January 12, 2006 grants. In January 2007, each eligible director was granted 2,720 shares of restricted stock, with a grant date fair value of $28.68 per share. In January 2008, the chairman of the board was granted 6,844 restricted stock units and each other eligible director was granted 5,290 restricted stock units, with a grant date fair value of $33.90 per share. Such awards were determined to be granted in December 2007 and were fully expensed in 2007 in accordance with SFAS No. 123(R). For additional information, see Note 11 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2007.

(5)	The aggregate number of restricted stock awards and the aggregate number of option awards outstanding at December 31, 2007, or, with respect to Mr. Burton, at his retirement on May 17, 2007, were as follows:

	Restricted
Name	Stock Awards	Stock Options

David A.B. Brown	6,695	72,750
Ralph D. McBride	6,695	59,900
J. C. Burton	—	41,900
Archie W. Dunham	4,760	23,600
Robert G. Phillips	—	10,000
David B. Robson	6,695	62,400
Francis S. Kalman	4,760	23,600
Kenneth M. Burke	2,720	16,800

(6)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to 2007 for stock options granted in 2007 and prior years, in accordance with SFAS No. 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value of stock-based awards is estimated on the date of grant using the Black-Scholes option pricing model. See Note (3) to the Summary Compensation Table for information regarding the weighted average assumptions. In January 2007, each eligible director other than the chairman of the board was granted options to purchase 6,800 shares of our common stock at an exercise price of $28.68, with a grant date fair value of $11.73 per share. The chairman of the board was granted options to purchase 13,600 shares of our common stock at an exercise price of $28.68, with a grant date fair value of $11.73 per share. For additional information, see Note 11 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2007.

APPROVAL OF AMENDED AND RESTATED 2004 DIRECTORS’ STOCK INCENTIVE PLAN
(Item 2 on Proxy Card)

Description of the Proposal

Our board of directors has approved our Amended and Restated 2004 Directors’ Stock Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 140,000 shares, to set forth certain matters with respect to restricted stock unit awards and to make other changes required to update the plan for current legal requirements or designed to enhance ease of administration. The board is requesting stockholders to approve our Amended and Restated 2004 Directors’ Stock Incentive Plan, a copy of which is attached to this proxy statement as Appendix B.

The plan is intended to strengthen our ability to attract and retain talented directors and to reward them for making contributions to the success of our company. The plan is also intended align the interests of our directors to the interests of stockholders. Our board of directors believes the plan is achieving its purpose and desires to have sufficient shares authorized for issuance under the plan to continue participation by our nonemployee directors. The plan originally authorized the issuance of a total of 400,000 shares of our common stock. We issued awards with respect to 48,584 shares in 2008 to date. We currently have 40,846 authorized shares remaining for issuance under the plan that are not subject to outstanding awards. Accordingly, based on current enrollment, we are not certain that we would have a sufficient number of shares available to make the annual grant in 2009. The plan was approved by our board of directors and stockholders in 2004. There is no limit on the term of the plan.

Description of the Plan

The following is a summary of the material terms of the amended and restated plan and is qualified in its entirety by reference to the complete text of the amended and restated plan.

Objective.  We designed the plan to provide a method whereby our nonemployee directors may be awarded remuneration for services rendered and encouraged to invest in our common stock, thereby increasing their proprietary interest in our growth and performance.

Eligibility.  All of our nonemployee directors are eligible for awards under the plan if, as of the date of grant, the director has not been an employee of our company for any part of the preceding fiscal year. Currently, seven of our directors are eligible for awards under the plan.

Shares Available for Awards.  Shares of common stock are made available either from authorized but unissued shares or from treasury shares that we have issued but reacquired. The number of shares authorized to be issued under the plan is subject to adjustment as described under the “Adjustments” section below. Shares subject to awards under the plan that are forfeited, terminated, expire unexercised, settled in cash, withheld to satisfy tax obligations or otherwise lapse will again become available for awards under the plan.

Administration.  The Nominating and Corporate Governance Committee of the board of directors (the “Committee”) has been designated by the board of directors to administer all awards under the plan. The Committee has the discretion to determine the directors who will be granted awards, the sizes and types of such awards, and the terms and conditions of such awards, subject to the limitations set forth in the plan. In addition, the Committee has full and final authority to interpret the plan and may, from time to time, adopt rules and regulations in order to carry out the terms of the plan.

Subject to specified restrictions contained in the plan, the Committee has the discretion to accelerate the vesting or exercisability of an award, substitute an award for another award or awards of the same or different type or otherwise amend the award in a manner that is not adverse to, or is consented to by, the recipient of the award. The Committee is not permitted, without shareholder approval, to lower the exercise price of a stock option or grant price of a stock appreciation right, other than under the circumstances described in “-Adjustments” below.

To the extent allowed by applicable law, the Committee may delegate to our chief executive officer and other senior officers its administrative duties under the plan, other than its authority to grant awards.

No member of the Committee or officer to whom it has delegated authority will be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer in connection with the performance of any duties under the plan, except for his or her own willful misconduct or as expressly provided by statute.

Awards.  At the discretion of the Committee, directors may be granted awards under the plan in the form of stock options, stock appreciation rights, stock awards or restricted stock unit awards. Such awards may be granted singly, in combination, or in tandem. Subject to the restrictions on repricing established in the plan, awards may also be made in combination or in tandem with, in replacement of, or as alternatives to grants or rights under the plan or any other incentive plan of our company. An award may provide for the granting or issuance of additional, replacement or alternative awards upon the occurrence of specified events, including the exercise of the original award. Unless otherwise provided in the applicable award agreement, the occurrence of a change in control of our company, as defined in the plan, will result in acceleration of the vesting and exercisability of, and lapse of restrictions with respect to, all awards.

The following is a brief description of the awards that may be issued under the plan:

1. Stock Options.  The plan provides for the granting to directors of nonqualified stock options. A stock option is a right to purchase a specified number of shares of common stock at a specified grant price. All stock options granted under the plan must have an exercise price per share that is not less than the fair market value (as defined in the plan) of our common stock on the date of grant. The grant price, number of shares, terms and conditions of exercise, and other terms of a stock option grant will be fixed by the Committee as of the grant date. The exercise price of any stock option must be paid in full at or before the time the stock is delivered to the optionee. The price must be paid in cash or, if permitted by the Committee and elected by the director, by means of tendering (either by actual delivery or by attestation) previously owned shares of common stock or shares issued pursuant to an award under the plan or another equity compensation plan.

2. Stock Appreciation Rights.  The plan also provides for the granting of stock appreciation rights, or SARs, to directors. An SAR is a right to receive a payment, in cash or common stock, equal to the excess of the fair market value of a specified number of shares of the common stock over a specified grant price. All SARs granted under the plan must have a grant price per share that is not less than the fair market value of our common stock on the date of grant.

3. Stock Awards.  The plan also provides for the granting of stock awards to directors that consist of grants of restricted or unrestricted common stock. Awards of restricted stock may vest no sooner than one-third on each of the first three anniversaries of the date the award is granted, unless the Committee provides for earlier vesting upon a termination of service by reason of death, disability, retirement, change in control or other appropriate event. Additional terms, conditions and limitations applicable to any stock award will be decided by the Committee. Dividend rights are extended to and made a part of any stock award subject to such terms, conditions and restrictions as the Committee may establish.

4. Restricted Stock Unit Awards.  The plan also provides for the granting of restricted stock units. A restricted stock unit is a unit evidencing the right to receive, upon vesting, one share of common stock or the equivalent value in cash as of the vesting date, as specified in the award agreement. Additional terms, conditions and limitations applicable to any restricted stock unit will be decided by the Committee. Dividend equivalent rights may be extended to and made a part of any restricted stock unit subject to such terms, conditions and restrictions as the Committee may establish.

Tax Withholding.  We have the right to deduct applicable taxes from any award payment and withhold, at the time of delivery or vesting of cash or shares of common stock under the plan, an appropriate amount of cash or number of shares of common stock or a combination of cash and shares for payment of taxes. The Committee may permit withholding to be satisfied by the transfer to us of shares of common stock that were previously owned by the holder of the award with respect to which withholding is required. If shares of common stock are used to satisfy tax withholding, those shares will be valued based on the fair market value when the tax withholding is required to be made.

Assignment of Interests.  Except as otherwise provided in the plan, no award granted under the plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a director other than by will or the laws of descent and distribution. During the lifetime of a director, any award will be exercisable only by the director or, in the case of a director who is mentally incapacitated, by his guardian or legal representative. The plan provides that, subject to approval by the Committee in its sole discretion and if the award agreement so provides, all or a portion of the awards granted to a director under the plan may be transferable by the director to (1) the children or grandchildren of the director (“immediate family members”); (2) a trust or trusts for the exclusive benefit of the director’s immediate family members; or (3) a partnership or partnerships in which the director’s immediate family members have at least ninety-nine percent of the equity, profit and loss interests. Subsequent transfers of transferred awards are prohibited under the plan except by will or the laws of descent and distribution, unless such transfers are made to the original director or a person to whom the original director could have made a transfer in the manner described in the plan.

Adjustments.  The Committee shall make certain adjustments to awards and shares available for issuance under the plan in the event of any subdivision or consolidation of outstanding shares of common stock or declaration of a dividend payable in shares of common stock or capital reorganization or reclassification or other similar transaction involving an increase or reduction in the number of outstanding shares of common stock; our consolidation or merger with another corporation or entity or our adoption of a plan or exchange affecting our common stock or any distribution to holders of common stock of securities or property (other than normal cash dividends or dividends payable in common stock); or our acquisition of property or stock, separation, reorganization or liquidation.

Deferred Payment.  At the discretion of the Committee, amounts payable in respect of awards granted under the plan may be deferred, either in the form of installment payments or a future lump sum payment, to the extent permitted by Section 409A of the Internal Revenue Code. Any deferred payment may be forfeited if and to the extent that the terms of the applicable award so provide.

Amendment, Modification, and Termination.  There is no limit on the term of the plan. The board of directors may amend, modify, suspend, or terminate the plan at any time for the purpose of addressing changes in legal requirements or for other purposes permitted by law. However, no amendment will be effective prior to approval by our stockholders if such approval is required by law or the requirements of the exchange on which our common stock is listed. In addition, no amendment or alteration that would impair the rights of any director under any award previously granted to that director may be made without the director’s consent, except amendments or alterations that the board of directors may deem appropriate in order to comply with the provisions of Section 409A of the Internal Revenue Code and accompanying Internal Revenue Service guidance.

Certain Federal Income Tax Consequences

The following discussion summarizes some U.S. federal income tax consequences to directors that participate in the plan. This summary is based on statutory provisions, treasury regulations under those provisions, judicial decisions and rulings of the Internal Revenue Service in effect on the date hereof. This summary is not complete, and does not cover, among other things, state, local or non-U.S. tax treatment of participation in the plan.

Stock Options and SARs.  Directors will not realize taxable income upon the grant of a stock option or SAR. Upon the exercise of a stock option or SAR, the director will recognize ordinary compensation income in an amount equal to the excess of (1) the amount of cash and the fair market value on the date of exercise of the common stock received over (2) the exercise price, if any, paid for the stock option or SAR. The director will generally have a tax basis in any shares of common stock received on the exercise of a SAR, or on the cash exercise of a stock option, that equals the fair market value of such shares on the date of exercise. Upon the disposition of common stock acquired through the exercise of an option, a director generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the stock and the director’s tax basis in the stock.

Stock Awards and Restricted Stock Units.  Federal income tax consequences with respect to stock awards depend on the facts and circumstances of each award, and, in particular, the nature of any restrictions imposed with respect to the award. A director generally will not have taxable income upon the grant of a stock award in the form of restricted stock or units denominated in common stock but rather will generally recognize ordinary compensation income at the time the director receives common stock or cash in satisfaction of such restricted stock or stock unit award in an amount equal to the fair market value of the common stock or cash received. In general, a director will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a stock award in an amount equal to the fair market value of the common stock when such stock is received. If, however, the stock is not transferable and is subject to a substantial risk of forfeiture when received, the director will recognize ordinary compensation income in an amount equal to the fair market value of the common stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the director makes an election pursuant to Section 83(b) of the Internal Revenue Code to be taxed on the fair market value of the common stock when such stock is received. The director must make an election pursuant to Section 83(b) of the Internal Revenue Code within 30 days after the date of grant. If such an election is made and the director later forfeits the stock to us, the director will not be allowed to deduct, at a later date, the amount such director had earlier included as compensation income. Upon the disposition of common stock acquired pursuant to a stock award, the director will recognize a capital gain or loss in an amount equal to the difference between the sale price of the stock and the director’s tax basis in the stock.

Dividends and dividend equivalents that are received by a director prior to the time that the common stock is taxed to the director under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of a director in the common stock received will equal the amount recognized by the director as compensation income under the rules described in the preceding paragraph, and the director’s holding period in such shares will commence on the date income is so recognized.

We will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the director under the foregoing rules.

Internal Revenue Code Section 409A.  Section 409A of the Internal Revenue Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals or (iii) restrictions on acceleration of payouts will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. Failure to comply with Section 409A may result in the early taxation (plus interest) to the director of deferred compensation and the imposition of a 20% penalty on the director on such deferred amounts included in the director’s income. In general, to avoid a Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a change in control, an unforeseen emergency (other than death, each as defined under Section 409A) or at a specified time. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for the reasons specified above may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax. Based on current guidance, awards of the type we have historically granted would satisfy the requirements of Section 409A, and we expect that we will be able to structure future awards in a manner that complies with Section 409A.

THE ABOVE SUMMARY OF THE EXPECTED EFFECT OF THE FEDERAL INCOME TAX UPON DIRECTORS UNDER THE PLAN IS NOT COMPLETE, AND WE RECOMMEND THAT THE DIRECTORS CONSULT THEIR OWN TAX ADVISORS FOR COUNSELING. MOREOVER, THE ABOVE SUMMARY IS BASED UPON CURRENT FEDERAL INCOME TAX LAWS, WHICH ARE SUBJECT TO CHANGE.

Plan Benefits

In 2007, each of the nonemployee directors, other than the chairman, received 2,720 shares of restricted stock and 6,800 stock options with an exercise price of $28.68 that vest in two equal installments on the first and second anniversary of the date of grant. The chairman received 2,720 shares of restricted stock and 13,600 stock options with an exercise price of $28.68 that vest in two equal installments on the first and second anniversary of the date of grant. In 2008, Mr. Hager received 10,000 options upon his appointment, the chairman received 6,844 restricted stock units, and each of the other nonemployee directors received 5,290 restricted stock units. These units vested immediately, and the vested shares are scheduled to be delivered to the each director on January 2, 2009, subject to deferral at the election of the director. Please read “Director Compensation — Standard Nonemployee Director Compensation” for a description of the type and amount of awards granted to our nonemployee directors under the plan. Any future awards granted to nonemployee directors under the plan are subject to the discretion of the Committee and, therefore, are not determinable at this time.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the approval of the amended and restated plan requires the affirmative vote of at least a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote, provided that the total votes cast on the proposal (including abstentions) represent a majority of the shares of common stock entitled to vote on the proposal. Broker non-votes will be treated as not present and not entitled to vote with respect to the proposal. Accordingly, broker non-votes will not affect the outcome of the voting on the proposal, except that they could prevent the total votes cast with respect to the proposal from representing a majority of the shares entitled to vote on the proposal, in which event the amended and restated plan would not be approved. Your board of directors recommends a vote “FOR” approval of our Amended and Restated 2004 Directors’ Stock Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2007. The table does not include the additional shares issuable under our proposed Amended and Restated 2004 Directors’ Stock Incentive Plan described above, which is subject to stockholder approval at the annual meeting.

Number of
Securities to be
	Issued upon	Weighted Average	Number of
	Exercise of	Exercise Price of	Securities
	Outstanding	Outstanding	Remaining
	Options, Warrants	Options, Warrants	Available for
Plan Category(1)	and Rights	and Rights	Future Issuance

Equity compensation plans approved by security holders(2)	3,107,968	$23.07	10,882,996 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	3,107,968	$23.07	10,882,996

(1)	Excludes options to purchase 76,325 shares of our common stock, at a weighted average exercise price of $21,62, granted under equity compensation plans of Marine Drilling Companies, Inc. assumed in connection with our September 2001 acquisition of Marine. Upon consummation of the acquisition, all outstanding options to purchase Marine common stock were converted into options to purchase our common stock. No additional awards may be granted under these plans.

(2)	Consists of the Employee Stock Purchase Plan, the 1998 Long-Term Incentive Plan, the 1993 Directors’ Stock Option Plan, the 2004 Directors’ Stock Incentive Plan and the 2007 Long-Term Incentive Plan.

(3)	As of December 31, 2007, the plans with securities remaining available for future issuance consisted of the 1998 Long-Term Incentive Plan, the Employee Stock Purchase Plan, the 2004 Directors’ Stock Incentive Plan and the 2007 Long-Term Incentive Plan. The securities available for issuance under the 1998 Long-Term Incentive Plan are limited to 10% of the total number of shares of our common stock outstanding from time to time, or 16,693,908 shares as of December 31, 2007, and could be issued in the form of stock options, stock appreciation rights, stock awards and stock units. In February 2005, the board of directors approved an amendment to the 1998 Long-Term Incentive Plan limiting the term of the plan to ten years from its original adoption date in May 1998. As of December 31, 2007, 2,432,972 shares remained available for issuance under the plan with respect to awards (other than outstanding awards). In 2008, we have issued an additional 1,397,750 awards under the plan in the form of restricted stock units and stock options. As of December 31, 2007, 89,430 shares remained available for issuance under the 2004 Directors’ Stock Incentive Plan with respect to awards (other than outstanding awards) and could be issued in the form of stock options, stock appreciation rights, stock awards and stock units. In 2008, we have issued an additional 48,584 awards under the plan in the form of restricted stock units and stock options. As of December 31, 2007, 365,797 shares remained available for issuance under the Employee Stock Purchase Plan. These shares could be issued only in the form of shares of our common stock. As of December 31, 2007, 8,000,000 shares remained available for issuance under the 2007 Long-Term Incentive Plan with respect to awards (other than outstanding awards) and could be issued in the form of stock options, stock appreciation rights, stock awards and stock units.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of Messrs. Kalman (Chairman), Burke, Dunham and Phillips. The Audit Committee’s purpose is to assist the board in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independence, qualifications and performance of our independent auditors and (4) the performance of our internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Securities Exchange Act of 1934 and New York Stock Exchange listing standards.

Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements and issuing a report thereon. Accordingly, the Audit Committee’s responsibility is one of oversight. In this context, the Audit Committee discussed with KPMG LLP, our independent registered public accounting firm for 2007, those matters KPMG communicated to and discussed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed with KPMG its independence from us and received from KPMG the written disclosure and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” This discussion and disclosure informed the Audit Committee of the independence of KPMG and assisted the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of services by KPMG not related to the audit of our financial statements and to the review of our interim financial statements is compatible with maintaining the independence of KPMG. Finally, the Audit Committee reviewed and discussed our audited financial statements with our management, our internal auditors and KPMG. Our management informed the Audit Committee that our audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors, and the board has approved, that these audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted,

Francis S. Kalman, Chairman
Kenneth M. Burke
Archie W. Dunham
Robert G. Phillips

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Item 3 on Proxy Card)

KPMG LLP has been appointed by the Audit Committee as the independent registered public accountant firm for us and our subsidiaries for the year ending December 31, 2008. This appointment is being presented to the stockholders for ratification. Representatives of KPMG are expected to be present at the annual meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the ratification of the appointment of KPMG requires the affirmative vote of at least a majority of the votes cast on the matter. Your board of directors recommends a vote “FOR” such ratification.

If the stockholders fail to ratify the appointment of KPMG as our independent registered public accounting firm, it is not anticipated that KPMG will be replaced in 2008. Such lack of approval will, however, be considered by the Audit Committee in selecting our independent registered public accounting firm for 2009.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2007 and 2006, respectively, and fees billed for other services rendered by KPMG LLP during those periods.

	2007	2006
	(In thousands)

Audit Fees(1)	$5,770	$6,392
Audit-Related Fees(2)	1,202	1,398
Tax Fees(3)	62	19
All Other Fees(4)	—	2

Total	$7,034	$7,811

(1)	Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and subsidiary audits, and services normally provided by the independent registered public accountant in connection with statutory and regulatory filings. Audit Fees also include the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules.

(2)	Audit-Related Fees consisted of fees for audit-related services, which primarily related to audit services for our divestiture transactions. For 2006, we reclassified $1.4 million of fees related to divestiture transactions from Audit Fees to Audit-Related Fees in accordance with SEC rules.

(3)	Tax Fees consisted of fees for tax services, which related to services for tax compliance, tax planning, tax advice (including tax return preparation) and refund claims, assistance with tax audits and appeals and advice related to mergers and acquisitions.

(4)	All Other Fees consisted of fees for accounting research software.

The Audit Committee preapproves all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in applicable provisions of the Securities Exchange Act of 1934 and applicable SEC rules. All services provided by our independent public accounting firm in 2007 and 2006 were preapproved by the Audit Committee.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2009 Annual Meeting

To be included in the proxy materials for the 2009 annual meeting, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than December 10, 2008. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal if notice of the proposal is not received by us in accordance with the advance notice requirements of our bylaws discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested. No stockholder proposals have been received for inclusion in this proxy statement.

Our bylaws provide the manner in which stockholders may give notice of business to be brought before an annual meeting, including nominations for election as director. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, our principal office not less than 120 days prior to the scheduled annual meeting date (regardless of any postponements of the annual meeting to a later date). Accordingly, if the 2009 annual meeting were held on May 19, 2009, notice would have to be delivered or received by us by January 19, 2009. If, however, the date of the scheduled annual meeting date differs by more than 30 days from the date of the previous year’s annual meeting, and if we give less than 100 days’ prior notice or public disclosure of the scheduled annual meeting date, then notice of an item to be brought before the annual meeting may be timely if it is delivered or received not later than the close of business on the 10th day following the earlier of notice to the stockholders or public disclosure of the scheduled annual meeting date. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors. All notices should be directed to W. Gregory Looser, Secretary, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057. Under current SEC rules, we are not required to include in our proxy statement any director nominated by a stockholder using this process. If we choose not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.

Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, are available without charge to stockholders upon request to Jeffrey L. Chastain, Vice President, Investor Relations, at the principal executive offices of Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to the corporate secretary at our principal executive offices, 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone number (713) 789-1400. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2007 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Appendix A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

As contemplated by the listing standards of the New York Stock Exchange, the Board has adopted categorical standards to assist it in making independence determinations, under which relationships that fall within the categorical standards are not required to be disclosed in the Company’s annual proxy statement. The Board shall, however, consider all relevant facts and circumstances with respect to each director in making its independence determinations. A relationship is within the categorical standards if it:

•	Is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but that listing standard does not preclude the Board from making a determination of independence;

•	Is a type of transaction or relationship addressed in Item 404 of Regulation S-K, but that regulation does not require disclosure of the transaction or relationship or permits the omission of the dollar amounts in respect of such transaction or relationship; or

•	Consists of charitable contributions by the Company to an organization of which the director is an executive officer that do not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years.

A-1

Appendix B

PRIDE INTERNATIONAL, INC.
2004 DIRECTORS’ STOCK INCENTIVE PLAN
(As Amended and Restated Effective March 26, 2008)

1. Objectives.  The Pride International, Inc. 2004 Directors’ Stock Incentive Plan (the “Plan”) is designed to provide a method whereby nonemployee directors of Pride International, Inc., a Delaware corporation (the “Company”), may be awarded remuneration for services rendered and encouraged to invest in capital stock of the Company, thereby increasing their proprietary interest in the growth and performance of the Company.

2. Definitions.  As used herein, the terms set forth below shall have the following respective meanings:

“Award” means the grant of any form of Option, Stock Appreciation Right, Stock Award or Restricted Stock Unit, whether granted singly, in combination or in tandem, to a Participant pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

“Award Agreement” means a written agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the willful commission by a Director of a criminal or other act that causes or will probably cause substantial economic damage to the Company or a Subsidiary or substantial injury to the business reputation of the Company or a Subsidiary or (ii) the commission by a Director of an act of fraud in performance of his duties on behalf of the Company or a Subsidiary or (iii) the commission of any other act defined as such in the Company’s Articles of Incorporation, as amended, Bylaws or under applicable law. For purposes of the Plan, no act, or failure to act, on the Director’s part shall be considered “willful” unless done or omitted to be done by the Director not in good faith or without reasonable belief that the Director’s act or omission was in the best interest of the Company or a Subsidiary.

“Change in Control” means, and shall be deemed to have occurred on the date of the first to occur of any of the following:

i. a Change in Control of the Company of the nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A or Item 5.01 of Form 8-K promulgated under the Exchange Act as in effect on the date hereof, or if neither item remains in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Exchange Act which serve similar purposes;

ii. any “person” (as such term is used in Sections 12(d) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then-outstanding securities;

iii. the individuals who were members of the Board immediately prior to a meeting of the stockholders of the Company involving a contest for the election of Directors shall not constitute a majority of the Board following such election;

iv. the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former stockholders of the Company prior to such merger or consolidation;

v. the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means such committee of two or more members of the Board as is designated by the Board to administer the Plan, or the full Board if so designated.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Dividend Equivalents” means, with respect to Restricted Stock Units, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period on a like number of shares of Common Stock granted in the Award.

“Director” means an individual serving as a member of the Board who is not an employee of the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means, as of a particular date, (i) if the shares of Common Stock are listed on the New York Stock Exchange, then the final closing sales price per share of Common Stock as reported on New York Stock Exchange Composite Trading Listings, or a similar report selected by the Company, on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the shares of Common Stock are listed on a national securities exchange other than the New York Stock Exchange, the mean between the highest and lowest sales price per share of Common Stock on the primary national securities exchange on which the shares are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (iii) if the Common Stock is not so listed but is traded on the over-the-counter market, the mean between the closing bid and asked price on that date, or, if there are no such prices available for such date, on the last preceding date on which such prices shall be available, as reported by the National Quotation Bureau Incorporated, or (iv) if none of the above are applicable, the fair market value of a share of Common Stock as determined in good faith by the Committee.

“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

“Option” means a right to purchase a specified number of shares of Common Stock at a price specified by the Committee in the Award Agreement or otherwise, which price shall not be less than Fair Market Value as of the Grant Date.

“Participant” means a Director of the Company to whom an Award has been made under this Plan.

“Restricted Stock” means Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value in cash that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit Award” means an Award in the form of Restricted Stock Units.

“Restriction Period” means a period of time beginning as of the Grant Date of an Award of Restricted Stock or Restricted Stock Units and ending as of the date upon which the Common Stock subject to such Award is issued (if not previously issued), no longer restricted or no longer subject to forfeiture provisions.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, as set forth in the applicable Award Agreement.

“Stock Award” means an Award in the form of, or denominated in, or by reference to, shares of Common Stock, including an Award of Restricted Stock but excluding a Restricted Stock Unit Award.

“Subsidiary” means any corporation, limited liability company or similar entity of which the Company directly or indirectly owns equity securities representing more than 50% of the voting power of all classes or series of equity interests of such entity that have the right to vote generally on matters submitted to a vote of the holders of equity interests in such entity.

3. Eligibility.  All Directors of the Company are eligible for Awards under this Plan provided that, as of the Grant Date, the Director has not been an employee of the Company or any Subsidiary for any part of the preceding fiscal year. The Committee shall select the Participants in the Plan from time to time by the grant of Awards under the Plan.

4. Common Stock Available for Awards.  No Award made wholly or partly in Common Stock (including SARs, Restricted Stock Units or Options which may be exercised for or settled in Common Stock) shall be granted if it shall result in the aggregate number of shares of Common Stock issued under the Plan plus the number of shares of Common Stock not issued but covered by or subject to Awards then outstanding under the Plan (after giving effect to the grant of the Award in question) exceeding 540,000 shares. Upon allocation of all shares of Common Stock available for Awards under the Plan, no further Awards shall be made under the Plan prior to approval by the Company’s stockholders of additional shares of Common Stock for Awards under the Plan. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file required documents with governmental authorities and stock exchanges and transaction reporting systems to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant, or are exchanged for Awards that do not involve Common Stock, shall immediately become available for Awards hereunder. The Committee may from time to time adopt and observe such rules and procedures concerning the counting of shares against the Plan maximum or any sublimit as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national stock exchange on which the Common Stock is listed or any applicable regulatory requirement.

5. Administration.  This Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee or officer of the Company to whom it has delegated authority in accordance with the provisions of Section 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

6. Delegation of Authority.  The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its administrative duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Awards to Participants.

7. Awards.  The Committee shall determine the type or types of Awards to be made to each Participant under this Plan. Each Award made hereunder shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and shall be signed by the Participant and by the Chief Executive Officer or by any officer of the Company to whom the Chief Executive Officer has delegated such authority for and on behalf of the Company. An Award Agreement may include provisions for the repurchase by the Company of Common Stock acquired pursuant to the Plan and the repurchase of a Participant’s Option or SAR rights under the Plan. Awards may consist of those listed in this Section 7 and may be granted singly, in combination or in tandem. Subject to the restrictions on repricing in Section 8(d), Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to grants or rights under this Plan or any other incentive plan of the Company. An Award may provide for the granting or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award. Unless otherwise provided in the applicable Award Agreement, the occurrence of a Change in Control shall result in acceleration of the vesting and exercisability of, and lapse of restrictions with respect to, all Awards.

(i) Stock Option.  An Award may consist of an Option. The Committee may at any time grant discretionary Options to any Director or Directors of the Company who satisfy the eligibility requirements of Section 3. The number of Options granted and the number of shares of Common Stock for which the Options are granted shall be such number as is determined by the Committee, at a price per share not less than the Fair Market Value as of the Grant Date. The time or times at which such Options are granted, the number of Options granted, and the number of shares for which the Options are granted shall be in the sole discretion of the Committee.

(ii) Stock Appreciation Right.  An Award may consist of a SAR. The terms, conditions and limitations applicable to a SAR, including, but not limited to, the time or times at which such SARs are granted, the number of SARs granted, the strike price and the number of shares for which the SARs are granted shall be in the sole discretion of the Committee.

(iii) Stock Award.  An Award may consist of a Stock Award. All or part of any Stock Award may be subject to a Restriction Period or to other conditions established by the Committee and set forth in the Award Agreement, which conditions may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attaining specified growth rates and other comparable measurements of performance. Such Awards may be based on Fair Market Value or other specified valuations. The certificates evidencing shares of Common Stock issued in connection with a Stock Award shall contain appropriate legends and restrictions describing the terms and conditions of the restrictions applicable thereto. Shares of Restricted Stock granted under this Section will vest no sooner than one-third on each of the first three anniversaries of the Grant Date, provided that the Committee may provide for earlier vesting upon a termination of service by reason of death, disability, retirement, Change in Control or other appropriate event as determined by the Committee.

(iv) Restricted Stock Unit Awards.  An Award may consist of a Restricted Stock Unit Award. The terms, conditions and limitations applicable to a Restricted Stock Unit Award, including, but not limited to, the Restriction Period and the right to Dividend Equivalents, shall be determined by the Committee.

8. Payment of Awards.

(a) General.  Payment of Awards may be made in the form of cash or Common Stock or combinations thereof and may include such restrictions as the Committee shall determine including, in the case of Common Stock, restrictions on transfer and forfeiture provisions.

(b) Deferral.  The Committee may, in its discretion, (i) permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee or (ii) provide for the deferral of an Award in an Award Agreement or otherwise; provided, however, that if deferral is permitted, each provision of the Award shall be interpreted to permit the deferral only as allowed in compliance with the requirements of Section 409A of the Code, and any provision that would conflict with such requirements shall not be valid or enforceable. Any such deferral may be in the form of installment payments or a future lump sum payment. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.

(c) Dividends and Interest.  Rights to (i) dividends will be extended to and made part of any Stock Award and (ii) Dividend Equivalents may be extended to and made part of any Restricted Stock Unit Award, subject in each case to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and Dividend Equivalents for deferred payment denominated in Common Stock or units of Common Stock.

(d) Substitution of Awards.  At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type; provided, however, that except as provided in Section 14, in no event may the exercise price of an outstanding Option be reduced by modification, substitution or any other method.

9. Stock Option Exercise.  The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if permitted by the Committee, by means of tendering Common Stock or surrendering all or part of that or any other Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for tendering Common Stock or Awards to exercise an Option as it deems appropriate. If permitted by the Committee, payment may be made by successive exercises by the Participant. The Committee may provide for procedures to permit the exercise or purchase of Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee.

10. Tax Withholding.  The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

11. Amendment, Modification, Suspension or Termination.  The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law except that (a) no amendment or alteration that would impair the rights of any Participant under any Award previously granted to such Participant shall be made without such Participant’s consent, except that such amendments or alterations that the Board may deem appropriate in order to comply with the provisions of Section 409A of the Code and accompanying Internal Revenue Service guidance thereunder shall not require any such Participant’s consent, and (b) no amendment or alteration shall be effective prior to approval by the Company’s stockholders to the extent such approval is determined by the Board to be required by applicable laws, regulations or exchange requirements.

12. Termination of Service.  Upon the termination of a Participant’s service on the Board, any unexercised, deferred or unpaid Awards shall be treated as provided in Section 7, the specific Award Agreement evidencing the Award and in any other agreement with the Participant.

13. Assignability.  Except as otherwise provided herein, no Award granted under this Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and during the lifetime of a Participant, any Award shall be exercisable only by the Participant, or, in the case of a Participant who is mentally incapacitated, the Award shall be exercisable by the Participant’s guardian or legal representative. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment or transfer in violation of this Section 13 shall be null and void. Upon the Participant’s death, the personal representative or other person entitled to succeed to the rights of the Participant (the “Successor Participant”) may exercise such rights. A Successor Participant must furnish proof satisfactory to the Company of his or her right to exercise the Award under the Participant’s will or under the applicable laws of descent and distribution.

Subject to approval by the Committee in its sole discretion, all or a portion of the Awards granted to a Participant under the Plan may be transferable by the Participant, to the extent and only to the extent specified in such approval, to (i) the children or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members (“Immediate Family Member Trusts”), or (iii) a partnership or partnerships in which such Immediate Family Members have at least ninety-nine percent (99%) of the equity, profit and loss interests (“Immediate Family Member Partnerships”); provided that the Award Agreement pursuant to which such Awards are granted (or an amendment thereto) must expressly provide for transferability in a manner consistent with this Section. Subsequent transfers of transferred Awards shall be prohibited except by will or the laws of descent and distribution, unless such transfers are made to the original Participant or a person to whom the original Participant could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and, except as otherwise provided herein, the term “Participant” shall be deemed to refer to the transferee. The events of termination of service in Section 12 shall continue to be applied with respect to the original Participant, following which the Awards shall be exercisable by the transferee only to the extent and for the periods specified in this Plan and the Award Agreement.

14. Adjustments.

(a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the existing Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or capital reorganization or reclassification or other similar transaction involving an increase or reduction in the number of outstanding shares of Common Stock, the Committee shall, as it determines to be appropriate in its discretion to reflect such transaction, adjust proportionally (i) the number of shares of Common Stock reserved under this Plan and covered by outstanding Awards denominated in Common Stock or units of Common Stock; (ii) the exercise or other price in respect of such Awards; and (iii) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any consolidation or merger of the Company with another corporation or entity or the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make such adjustments or other provisions as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event; provided that, in each case, such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized, in its discretion, (i) to issue or assume stock options, regardless of whether in a transaction to which Section 424(a) of the Code applies, by means of substitution of new options for previously issued options or an assumption of previously issued options, (ii) to make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, Awards (to the extent not otherwise provided under Section 7) and the termination of Options that remain unexercised at the time of such transaction or (iii) to provide for the acceleration of the vesting and exercisability of the Options and SARs and the cancellation thereof (to the extent not otherwise provided under Section 7) in exchange for such payment as shall be mutually agreeable to the Participant and the Committee.

15. Restrictions.  No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed and any applicable federal and state securities law. The Committee may cause a legend or legends to be placed upon any such certificates to make appropriate reference to such restrictions.

16. Unfunded Plan.  Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to a grant of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

17. Section 409A of the Code.  It is intended that the provisions of this Plan satisfy the requirements of Section 409A of the Code and that the Plan be operated in a manner consistent with such requirements to the extent applicable. Therefore, the Committee may make adjustments to the Plan and may construe the provisions of the Plan in accordance with the requirements of Section 409A of the Code.

18. Governing Law.  This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

19. Effective Date of Plan.  The Plan was originally effective as of February 19, 2004, the date it was approved by the Board, and the Plan was approved by a vote of the stockholders of the Company on May 18, 2004. This amendment and restatement of the Plan is effective as of March 26, 2008, which is the date it was approved by the Board. Notwithstanding the foregoing, the amendment and restatement of the Plan is expressly conditioned upon the approval of at least a majority of the shares of Common Stock present in person or by proxy at the 2008 annual meeting of the stockholders and entitled to vote; provided that the total votes cast on the proposal represent a majority of the shares of Common Stock entitled to vote on the proposal. If the stockholders of the Company should fail so to approve this amendment and restatement of the Plan at such annual meeting, this amendment and restatement shall cease to be of any further force or effect and all grants of Awards hereunder shall be governed by the terms of the Plan as in effect immediately prior to this amendment and restatement.

ANNUAL MEETING OF STOCKHOLDERS OF PRIDE INTERNATIONAL, INC. May 19, 2008 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20833000000000000000 1 051908 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) 1. Election of Directors NOMINEES: David A. B. Brown Kenneth M. Burke Archie W. Dunham David A. Hager Francis S. Kalman Ralph D. McBride Robert G. Phillips Louis A. Raspino INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 2. Approval of the Company’s Amended and Restated 2004 Directors’ Stock Incentive Plan. 3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008. This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned. This proxy is solicited on behalf of the Board of Directors. This proxy will be voted in accordance with the instructions specified above and, in the absence of such specifications, will be voted “for” all director nominees, “for” Item 2 and “for” Item 3. If any other business properly comes before the meeting or any adjournment or postponement thereof, this proxy will be voted in the discretion of the proxies named herein. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 PRIDE INTERNATIONAL, INC. Proxy-2008 Annual Meeting of Stockholders May 19, 2008 The undersigned acknowledges receipt of the Notice of the 2008 Annual Meeting of Stockholders and Proxy Statement dated April 9, 2008. Louis A. Raspino and W. Gregory Looser, each with full power of substitution and resubstitution, and acting alone, are hereby constituted proxies of the undersigned and authorized to attend the Annual Meeting of Stockholders of Pride International, Inc. (the “Company”) to be held on May 19, 2008, or any adjournment or postponement of such meeting, and to represent and vote all shares of common stock of the Company that the undersigned is entitled to vote. The proxy statement for the 2008 Annual Meeting of Stockholders, along with the Company’s annual report on Form 10-K for the year ended December 31, 2007 and the 2007 annual report to stockholders, are available free of charge at the following website: www.prideinternational.com. (Continued, and to be signed, on the reverse side) 14475